SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to

Section 14(a) of the Securities Exchange Act of 1934

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BioDelivery Sciences International, Inc.

(Name of Registrant as Specified In Its Charter)

N/A

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June 22, 2010

To the Stockholders of BioDelivery Sciences International, Inc.:

BioDelivery Sciences International, Inc. (the “Company”) is pleased to send you the enclosed notice of the 2010 Annual Meeting of Stockholders of the Company (the “Meeting”) to be held at 11:00 a.m. on Thursday, July 22, 2010 at the Renaissance Raleigh Hotel at North Hills, 4100 Main at North Hills Street, Raleigh, NC 27609.

The items of business for the Meeting are listed in the following Notice of Annual Meeting and are more fully addressed in the attached Proxy Statement. The Proxy Statement is first being mailed to stockholders of the Company on or about June 22, 2010.

Your vote is important—please date, sign and return your proxy card in the enclosed envelope or vote online as soon as possible to ensure that your shares will be represented and voted at the Meeting even if you cannot attend. If you attend the Meeting, you may vote your shares in person even though you have previously signed and returned your proxy.

If you have any questions regarding this material, please do not hesitate to call me at (919) 582-9050.

Sincerely yours,

Mark. A. Sirgo, Pharm.D.

President and Chief Executive Officer

BioDelivery Sciences International, Inc.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE THE ENCLOSED PROXY CARD AND PROMPTLY MAIL IT IN THE ENCLOSED ENVELOPE OR VOTE ONLINE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES AT THE MEETING.

BIODELIVERY SCIENCES INTERNATIONAL, INC.

801 Corporate Center Drive, Suite #210

Raleigh, North Carolina 27607

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on Thursday, July 22, 2010

The 2010 Annual Meeting of Stockholders (the “Meeting”) of BioDelivery Sciences International, Inc. (the “Company”) will be held at 11:00 a.m. on Thursday, July 22, 2010, at the Renaissance Raleigh Hotel at North Hills, 4100 Main at North Hills Street, Raleigh, NC 27609, for the following purposes:

1.	To elect John J. Shea and Mark A. Sirgo, Pharm.D. as Class II directors to serve for a three-year term that expires at the 2013 Annual Meeting of Stockholders, or until their successors are elected and qualified or until their earlier resignation or removal (Proposal 1);

2.	To ratify the appointment by the Audit Committee of the Company’s Board of Directors of Cherry, Bekaert & Holland, L.L.P as the Company’s independent auditor for the fiscal year ending December 31, 2010 (Proposal 2); and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Stockholders are cordially invited to attend the Meeting in person. However, to assure your representation at the Meeting, please complete and sign the enclosed proxy card and return it promptly. Even if you have previously submitted a proxy card you may choose to vote in person at the Meeting. Whether or not you expect to attend the Meeting, please read the attached proxy statement and then promptly complete, date, sign and return the enclosed proxy card in order to ensure your representation at the Meeting. If you hold your shares through a brokerage firm, you may cast your vote by visiting www.proxyvote.com. If you are a registered stockholder, you may cast your vote by visiting www.voteproxy.com. You may also have access to the materials for the Meeting by visiting the website http://www.bdsiproxy.com.

The Board of Directors unanimously recommends a vote “for” the approval of each of the proposals to be submitted at the Meeting.

BY ORDER OF THE BOARD OF DIRECTORS

James A. McNulty, CPA

Secretary, Treasurer and Chief Financial Officer

Raleigh, North Carolina

June 22, 2010

BIODELIVERY SCIENCES INTERNATIONAL, INC.

801 Corporate Center Drive, Suite #210

Raleigh, North Carolina 27607

919-582-9050

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

to be held on Thursday, July 22, 2010, 11:00 a.m.

Renaissance Raleigh Hotel at North Hills

4100 Main at North Hills Street, Raleigh, NC 27609

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS

Why am I receiving this proxy statement?

This proxy statement describes the proposals on which our Board of Directors would like you, as a stockholder, to vote at our annual meeting of the stockholders, which will take place on Thursday, July 22, 2010 at 11:00 a.m. local time at the Renaissance Raleigh Hotel at North Hills, 4100 Main at North Hills Street, Raleigh, NC 27609.

This proxy statement also gives you information on these proposals so that you can make an informed decision. We intend to mail this proxy statement and accompanying proxy card on or about June 22, 2010 to all stockholders of record entitled to vote at the annual meeting.

In this proxy statement, we refer to BioDelivery Sciences International, Inc. as the “Company”, “we”, “us” or “our.”

Who can vote at the annual meeting of stockholders?

Stockholders who owned shares of our common stock, par value $.001 per share (“Common Stock”), on June 14, 2010 (the “Record Date”) may attend and vote at the Meeting. Each share is entitled to one vote. There were 24,022,954 shares of Common Stock outstanding on the Record Date. All shares of Common Stock shall have one vote per share and vote together as a single class. Information about the stockholdings of our directors and executive officers is contained in the section of this proxy statement entitled “Beneficial Ownership of Principal Stockholders, Officers and Directors” on page 36 of this proxy statement.

What is the proxy card?

The proxy card enables you to appoint Mark A. Sirgo, our President and Chief Executive Officer, and/or James A. McNulty, our Secretary, Treasurer and Chief Financial Officer, as your representative at the Meeting. By completing and returning the proxy card or voting online as described herein, you are authorizing these persons to vote your shares at the annual meeting in accordance with your instructions on the proxy card. This way, your shares will be voted whether or not you attend the annual meeting. Even if you plan to attend the annual meeting, we think that it is a good idea to complete and return your proxy card before the annual meeting date just in case your plans change. If a proposal comes up for vote at the annual meeting that is not on the proxy card, the proxies will vote your shares, under your proxy, according to their best judgment.

What am I voting on?

You are being asked to vote on: (i) the election of our Class II directors, John J. Shea and Mark A. Sirgo, to terms of three (3) years, and (ii) the ratification of our independent registered public accounting firm for the fiscal year ending December 31, 2010. We will also transact any other business that properly comes before the annual meeting.

How does the Board of Directors recommend that I vote?

Our Board of Directors unanimously recommends that the stockholders vote “FOR” all proposals being put before our stockholders at the Meeting.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Most of our stockholders hold their shares in an account at a brokerage firm, bank or other nominee holder, rather than holding share certificates in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholder of Record

If, on the Record Date, your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are a “stockholder of record” who may vote at the annual meeting, and we are sending these proxy materials directly to you. As the stockholder of record, you have the right to direct the voting of your shares by returning the enclosed proxy card to us or to vote in person at the annual meeting. Whether or not you plan to attend the annual meeting, please complete, date and sign the enclosed proxy card to ensure that your vote is counted.

Beneficial Owner

If, on the Record Date, your shares were held in an account at a brokerage firm or at a bank or other nominee holder, you are considered the beneficial owner of shares held “in street name,” and these proxy materials are being forwarded to you by your broker or nominee who is considered the stockholder of record for purposes of voting at the annual meeting. As the beneficial owner, you have the right to direct your broker on how to vote your shares and to attend the annual meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the annual meeting unless you receive a valid proxy from your brokerage firm, bank or other nominee holder. To obtain a valid proxy, you must make a special request of your brokerage firm, bank or other nominee holder. If you do not make this request, you can still vote by using the voting instruction card enclosed with this proxy statement; however, you will not be able to vote in person at the annual meeting.

How do I vote?

(1) You may vote by mail. You may vote by mail by completing, signing and dating your proxy card and returning it in the enclosed, postage-paid and addressed envelope. If we receive your proxy card prior to the annual meeting and if you mark your voting instructions on the proxy card, your shares will be voted:

•	as you instruct, and

•	according to the best judgment of the proxies if a proposal comes up for a vote at the annual meeting that is not on the proxy card.

If you return a signed card, but do not provide voting instructions, your shares will be voted:

•	for Mr. Shea and Dr. Sirgo as nominees for the two (2) Class II directors of our Board of Directors;

•	to ratify the appointment of our independent registered public accounting firm for the fiscal year ending December 31, 2010; and

•	according to the best judgment of either Dr. Sirgo or Mr. McNulty, if a proposal comes up for a vote at the annual meeting that is not on the proxy card.

(2) You may vote in person at the annual meeting. We will pass out written ballots to anyone who wants to vote at the annual meeting. However, if you hold your shares in street name, you must bring to the annual meeting a valid proxy from the broker, bank or other nominee holding your shares that confirms your beneficial ownership of the shares and gives you the right to vote your shares. Holding shares in street name means you hold them through a brokerage firm, bank or other nominee, and therefore the shares are not held in your individual name. We encourage you to examine your proxy card closely to make sure you are voting all of your shares in the Company.

(3) You may vote online. You may also have access to the materials for the Meeting by visiting the website http://www.bdsiproxy.com. You may also cast your vote by visiting www.proxyvote.com if you hold your shares in “street name”, or www.voteproxy.com if you are a registered stockholder.

What does it mean if I receive more than one proxy card?

You may have multiple accounts at the transfer agent and/or with brokerage firms. Please sign and return all proxy cards to ensure that all of your shares are voted.

What if I change my mind after I return my proxy?

You may revoke your proxy and change your vote at any time before the polls close at the annual meeting. You may do this by:

•	sending a written notice to the Secretary of the Company stating that you would like to revoke your proxy of a particular date;

•	signing another proxy card with a later date and returning it before the polls close at the annual meeting; or

•	attending the annual meeting and voting in person.

Please note, however, that if your shares are held of record by a brokerage firm, bank or other nominee, you must instruct your broker, bank or other nominee that you wish to change your vote by following the procedures on the voting form provided to you by the broker, bank or other nominee. If your shares are held in street name, and you wish to attend the annual meeting and vote at the annual meeting, you must bring to the annual meeting a legal proxy from the broker, bank or other nominee holding your shares, confirming your beneficial ownership of the shares and giving you the right to vote your shares.

Will my shares be voted if I do not sign and return my proxy card?

If your shares are held in street name or in your name and you do not sign and return your proxy card, your shares will not be voted unless you vote in person at the annual meeting.

How are votes counted?

You may vote “for,” “against,” or “abstain” on each of the proposals being placed before our stockholders.

How many votes are required to elect Mr. Shea and Dr. Sirgo as a Class II Directors?

The affirmative vote of a plurality of the votes cast at the meeting of the stockholders by the holders of shares of Common Stock entitled to vote in the election are required to elect Mr. Shea and Dr. Sirgo as a Class II Directors.

How many votes are required to ratify the Company’s independent public accountants?

The affirmative vote of a majority of the votes cast at the meeting of the stockholders by the holders of shares of Common Stock entitled to vote are required to ratify Cherry, Bekaert & Holland, L.L.P as our independent registered public accounting firm for the year ending December 31, 2010.

How many votes are required to approve other matters that may come before the stockholders at the annual meeting?

An affirmative vote of a majority of the votes cast at the annual meeting is required for approval of all other items being submitted to the stockholders for their consideration.

What happens if I don’t indicate how to vote my proxy?

If you just sign your proxy card without providing further instructions, your shares will be counted as a “for” vote for all of the proposals being placed before our stockholders at the Meeting.

Is my vote kept confidential?

Proxies, ballots and voting tabulations identifying stockholders are kept confidential and will not be disclosed except as may be necessary to meet legal requirements.

Where do I find the voting results of the annual meeting?

We will announce voting results at the annual meeting.

Who can help answer my questions?

You can contact our Secretary, Treasurer and Chief Financial Officer, Mr. James A. McNulty, at (813) 864-2562 or by sending a letter to Mr. McNulty at offices of the Company at 324 South Hyde Park Avenue, Suite 350, Tampa Florida 33606 with any questions about proposals described in this proxy statement or how to execute your vote.

BIODELIVERY SCIENCES INTERNATIONAL, INC.

801 Corporate Center Drive, Suite #210

Raleigh, North Carolina 27607

919-582-9050

PROXY STATEMENT

INTRODUCTION

2010 Annual Meeting of Stockholders

This Proxy Statement is being furnished to holders of shares of common stock, $.001 par value (the “Common Stock”) of BioDelivery Sciences International, Inc., a Delaware corporation (the “Company”), in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board of Directors”) for use at the 2010 Annual Meeting of Stockholders of the Company (the “Meeting”). The Meeting is to be held at 11:00 a.m. on Thursday, July 22, 2010 at the Renaissance Raleigh Hotel at North Hills, 4100 Main at North Hills Street, Raleigh, NC 27609 and at any adjournment or adjournments thereof.

Record Date; Mailing Date

The Board of Directors has fixed the close of business on June 14, 2010 (the “Record Date”) as the record date for the determination of stockholders entitled to notice of, and to vote and act at, the Meeting. Only stockholders of record at the close of business on that date are entitled to notice of, and to vote and act at, the Meeting. The Proxy Statement is first being mailed to stockholders of the Company on or about June 22, 2010.

Proposals to be Submitted at the Meeting

At the Meeting, Stockholders will be acting upon the following proposals:

1.	To elect John J. Shea and Mark A. Sirgo Pharm.D. as Class II directors to serve for a three-year term that expires at the 2013 Annual Meeting of Stockholders, or until their successors are elected and qualified or until their earlier resignation or removal (Proposal 1);

2.	To ratify the appointment by the Audit Committee of the Company’s Board of Directors of Cherry, Bekaert & Holland, L.L.P as the Company’s independent auditor for the fiscal year ending December 31, 2010 (Proposal 2); and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Principal Offices

The principal executive offices of the Company are located at 801 Corporate Center Drive, Suite #210, Raleigh, North Carolina 27607. The Company’s telephone number at such address is (919) 582-9050.

Information Concerning Solicitation and Voting

As of the Record Date, there were 24,022,954 outstanding shares of Common Stock, each share entitled to one vote on each matter to be voted on at the Annual Meeting. Only holders of shares of Common Stock on the Record Date will be entitled to vote at the Annual Meeting. The holders of Common Stock are entitled to one vote on all matters presented at the meeting for each share held of record. The presence in person or by proxy of holders of record of a majority of the shares outstanding and entitled to vote as of the Record Date shall be required for a quorum to transact business at the Annual Meeting. If a quorum should not be present, the Annual Meeting may be adjourned until a quorum is obtained. To be elected, the nominee named in Proposal 1 must receive the vote of a plurality of the votes of the shares of Common Stock present in person or represented by proxy at the meeting. For the purposes of election of such director, although abstentions will count toward the presence of a quorum, they will not be counted as votes cast and will have no effect on the result of the vote. “Broker non-votes,” which occur when brokers are prohibited from exercising discretionary voting authority for beneficial owners who have not provided voting instructions, will not be counted for the purpose of determining the number of shares present in person or by proxy on a voting matter and will have no effect on the outcome of the vote. Brokers who hold shares in street name may vote on behalf of beneficial owners with respect to Proposals 1 and 2.

Expenses

The expense of preparing, printing and mailing this Proxy Statement, exhibits and the proxies solicited hereby will be borne by the Company. In addition to the use of the mails, proxies may be solicited by officers, directors and regular employees of the Company, without additional remuneration, by personal interviews, telephone, email or facsimile transmission. The Company will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares of Common Stock held of record and will provide reimbursements for the cost of forwarding the material in accordance with customary charges.

Revocability of proxies

Proxies given by stockholders of record for use at the Annual Meeting may be revoked at any time prior to the exercise of the powers conferred. In addition to revocation in any other manner permitted by law, stockholders of record giving a proxy may revoke the proxy by an instrument in writing, executed by the stockholder or his attorney authorized in writing or, if the stockholder is a corporation, under its corporate seal, by an officer or attorney thereof duly authorized, and deposited either at the corporate headquarters of the Company at any time up to and including the last business day preceding the day of the Annual Meeting, or any adjournments thereof, at which the proxy is to be used, or with the chairman of such Annual Meeting on the day of the Annual Meeting or adjournments thereof, and upon either of such deposits the proxy is revoked.

ALL PROXIES RECEIVED WILL BE VOTED IN ACCORDANCE WITH THE CHOICES SPECIFIED ON SUCH PROXIES. PROXIES WILL BE VOTED IN FAVOR OF A PROPOSAL IF NO CONTRARY SPECIFICATION IS MADE. ALL VALID PROXIES OBTAINED WILL BE VOTED AT THE DISCRETION OF THE PERSONS NAMED IN THE PROXY WITH RESPECT TO ANY OTHER BUSINESS THAT MAY COME BEFORE THE ANNUAL MEETING.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF EACH OF THE PROPOSALS TO BE SUBMITTED AT THE MEETING.

PROPOSAL 1

ELECTION OF CLASS II DIRECTORS

Introduction

The Board of Directors currently consists of three classes of directors, as follows:

Director(s)	Class	Term Expires
Francis E. O’Donnell, Jr.	Class I	2012
John J. Shea	Class II	Nominee in 2010 for term ending 2013
Mark A. Sirgo	Class II	Nominee in 2010 for term ending 2013
William B. Stone	Class III	2011
William S. Poole	Class III	2011

At the Meeting, stockholders will be asked to elect each of John J. Shea and Mark A. Sirgo as a Class II Director, each to hold office until the 2013 annual meeting of stockholders or until his successor is elected and qualified or until his earlier resignation or removal.

The Board of Directors has nominated each of John J. Shea and Mark A. Sirgo, who each currently serve as a director, to stand for reelection at the Meeting. The enclosed proxy, if returned, and unless indicated to the contrary, will be voted for the election of each of Mr. Shea and Dr. Sirgo.

We have been advised by each of Mr. Shea and Dr. Sirgo that they are willing to be named as a nominee and each are willing to continue to serve as a Director if reelected. If some unexpected occurrence should make necessary, in the discretion of the Board of Directors, the substitution of some other person for the nominees, it is the intention of the persons named in the proxy to vote for the election of such other person as may be designated by the Board of Directors.

Directors and Executive Officers

Listed below are the names of the directors, executive officers and significant employees of the Company, their ages as of June 14, 2010 and positions held:

Name	Age	Position(s) Held
Francis E. O’Donnell, Jr., M.D.	60	Chairman of the Board
Mark A. Sirgo, Pharm.D.	56	President, Chief Executive Officer
James A. McNulty	59	Chief Financial Officer, Secretary and Treasurer
Andrew L. Finn, Pharm.D.	61	Executive Vice President of Product Development
William B. Stone	67	Lead Director
John J. Shea	83	Director
William S. Poole	63	Director

There are no family relationships between any director, executive officer or significant employee.

Except as set forth below, none of the Company’s directors or executive officers have been involved, in the past ten years and in a manner material to an evaluation of such director’s or officer’s ability or integrity to serve as a director or executive officer, in any of those “Certain Legal Proceedings” more fully detailed in Item 401(f) of Regulation S-K, which include but are not limited to, bankruptcies, criminal convictions and an adjudication finding that an individual violated federal or state securities laws. Francis E. O’Donnell, Jr., M.D., our Chairman of the Board, and James A. McNulty, our Chief Financial Officer, Secretary and Treasurer, serve as, respectively, Chairman and Chief Executive Officer and Secretary and Treasurer of Accentia Biopharmaceuticals, Inc. (“Accentia”). Accentia’s voluntary petition to reorganize under Chapter 11 of the United States Bankruptcy Code is described below under the section “Certain Relationships and Related Transactions.”

Francis E. O’Donnell, Jr., M.D., age 60, has been of our Chairman of the Board and a Director since March 29, 2002. Dr. O’Donnell has previously served as our President and Chief Executive Officer. In January 2005, he relinquished the title of President and in August 2005 he relinquished the title of Chief Executive Officer. For more than the last six years, Dr. O’Donnell has served as managing director of The Hopkins Capital Group, an affiliation of limited liability companies which engage in private equity and venture capital investing in disruptive technologies in healthcare. He is a co-founder and chairman of RetinaPharma Technologies, Inc. He serves as Chairman and CEO of Accentia and its majority owned subsidiary, Biovest International, Inc., a holding company with commercialization assets representing a vertically-integrated platform for specialty pharmaceuticals and biologics. Dr. O’Donnell is a graduate of The Johns Hopkins School of Medicine and received his residency training at the Wilmer Ophthalmological Institute, Johns Hopkins Hospital. Dr. O’Donnell is a former professor and Chairman of the Department of Ophthalmology, St. Louis University School of Medicine. He is also a trustee of St. Louis University.

Mark A. Sirgo, Pharm.D., age 56, has been our President and Chief Executive Officer since July 2005. He joined our company in August 2004 as Senior Vice President of Commercialization and Corporate Development upon our acquisition of Arius Pharmaceuticals, of which he was a co-founder and Chief Executive Officer. He has also served as our Executive Vice President, Corporate and Commercial Development and our Chief Operating Officer. Dr. Sirgo has more than 25 years of experience in the pharmaceutical industry, including 16 years in clinical drug development, 7 years in marketing, sales, and business development and 5 years in executive management. Prior to his involvement with Arius Pharmaceuticals from 2003 to 2004, he spent 16 years in a variety of positions of increasing responsibility in both clinical development and marketing at Glaxo, Glaxo Wellcome, and GlaxoSmithKline, including Vice President of International OTC Development and Vice President of New Product Marketing. Dr. Sirgo was responsible for managing the development and FDA approval of Zantac 75 while at Glaxo Wellcome, among other accomplishments. From 1996 to 1999, Dr. Sirgo was Senior Vice President of Global Sales and Marketing at Pharmaceutical Product Development, Inc. (NASDAQ:PPDI), a leading contract service provider to the pharmaceutical industry. Dr. Sirgo serves on the Board of Directors of Salix Pharmaceuticals, Inc. (NASDAQ:SLXP), a specialty pharmaceutical company specializing in gastrointestinal products. Dr. Sirgo received his BS in Pharmacy from The Ohio State University and his Doctorate from Philadelphia College of Pharmacy and Science.

James A. McNulty, age 59, has served as our Secretary, Treasurer and Chief Financial Officer since October 2000. Mr. McNulty has, since May 2000, also served as Chief Financial Officer of Hopkins Capital Group, an affiliation of limited liability companies which engage in venture activities. Hopkins Capital Group is owned and controlled by Dr. Francis E. O’Donnell, Jr. Mr. McNulty also serves part-time as the Treasurer and Corporate Secretary of Accentia, a holding company with commercialization assets in specialty pharmaceuticals and biologics, and through December 31, 2007 as Chief Financial Officer for Biovest International, a majority-owned subsidiary of Accentia. Mr. McNulty is a Director of RetinaPharma Technologies, Inc., an affiliate of Hopkins Capital Group. Mr. McNulty has performed accounting and consulting services as a Certified Public Accountant since 1975. He co-founded Pender McNulty & Newkirk, which became one of Florida’s largest regional CPA firms, and was a founder/principal in two other CPA firms, McNulty & Company, and McNulty Garcia & Ortiz. He served as CFO of Star Scientific, Inc. from October 1998 to May 2000. From June 2000 through January 2002 he served as CFO/COO of American Prescription Providers, Inc. He is a published co-author (with Pat Summerall) of Business Golf, the Art of Building Relationships on the Links. Mr. McNulty is a graduate of University of South Florida, a licensed Certified Public Accountant, and is a member of the American and Florida Institutes of CPA’s.

Andrew L. Finn, Pharm.D., age 61, has been our Executive Vice President of Product Development since January 2007. He joined the company in August 2004 upon our acquisition of Arius Pharmaceuticals, of which he was a co-founder. Dr. Finn has previously served as our Senior Vice President of Product Development and Executive Vice President of Clinical Development and Regulatory Affairs. Dr. Finn has more than 25 years experience in pharmaceutical product development. Prior to his involvement with Arius, he was, from 2000 to 2003, Executive Vice President of Product Development at POZEN Inc. with responsibilities for formulation development, non-clinical development, clinical research and regulatory affairs. He participated in the activities leading up to the initial public offering and submitted marketing applications in Europe and the U.S. for two migraine products. From 1996 to 1999, Dr. Finn was Co-Founder and Chief Executive Officer of enVision Sciences, a regulatory and clinical service company. From 1991 to 1996, he was Vice President of U.S. Clinical Research for Solvay Pharmaceuticals, where he oversaw NDA submissions in the areas of inflammatory bowel disease, osteoporosis prevention and treatment of obsessive-compulsive disorder. Prior to this he spent 10 years in positions of increasing responsibility at Glaxo Inc., where he oversaw a number of NDA submissions, including Zofran for chemotherapy induced nausea and vomiting. Dr. Finn received his BS in Pharmacy from the University of North Carolina and his Doctorate from the University of Michigan.

William B. Stone, age 67, has been a member of our board of directors since October 2001 and is our Lead Director and Chairman of the Audit Committee of our board of directors. For thirty years, until his retirement in October 2000, Mr. Stone was employed with Mallinckrodt Inc. For the last twenty years of his career, he held positions of Vice President and Corporate Controller and Vice President and Chief Information Officer for 16 years and 4 years, respectively. During his tenure at Mallinckrodt, Mr. Stone was responsible for global accounting and reporting, financial organization design, staffing and development, and systems of internal accounting control. In this capacity, he was responsible for Mallinckrodt’s SEC and other financial filings, for internal management performance reports, for strategic and tactical financial planning and for evaluation of capital sources and investments. Mr. Stone presented financial analyses and special projects to Mallinckrodt’s board of directors and audit committee, and reported to the audit committee regarding the conduct and effectiveness of the registered independent accountant’s quarterly reviews and annual audit. In the capacity of Chief Information Officer, Mr. Stone was responsible for Mallinckrodt’s worldwide computer information systems and organization design, staffing and development. He assessed effectiveness and control for computer-assisted information systems and led a successful program for justification, selection and deployment of global standardized computer hardware and software. Further, Mr. Stone reported to the audit committee as leader of Mallinckrodt’s successful global program to address Year 2000 implications associated with information systems, laboratory control and process control computer hardware and software. He also chaired Mallinckrodt’s corporate employee benefits committee for over 8 years and has been a member of Financial Executives International since 1980. Mr. Stone is a graduate of the University of Missouri-Columbia where he earned BS and MA degrees in accounting, and is a Certified Public Accountant.

John J. Shea, age 83, has been a member of our board of directors since March 2002 and serves as Chairman of the Nominating and Corporate Governance Committee of our board of directors. He is currently the head of his own firm of J. Shea Inc. and has also been a Quality Systems Adviser with Quintiles, a private consulting firm. Mr. Shea has also served in the capacity of Director of Quality Assurance and was responsible for the implementation of quality assurance procedures in a number of public companies. From 1987-1989, he served as Director of Quality Assurance at NeoRx Corporation. Mr. Shea was also the Director of Corporate Quality Assurance at Hexcel Corporation from 1980-1987. Mr. Shea has also served as the quality assurance person for other companies including, Teledyne Relays, Ortho Diagnostics, Inc. and Bio Reagents & Diagnostics, Inc. He is a member of the (North Carolina) Dare County Airport Authority and Audit Committee. Mr. Shea earned a B.S. in Chemistry at Bethany College.

William S. Poole, age 63, has been a member of our board of directors since April 2005 and serves as Chairman of the Compensation Committee of our board of directors. He has extensive experience in the biopharmaceutical and medical device industries for over thirty years. From 1972 to early 1996, Mr. Poole worked for Lederle Laboratories, a Division of American Cyanamid Company. During his 24-year career at Cyanamid, Mr. Poole held positions of increasing responsibility and held the position of World-Wide Division President of the Medical Device Division when Wyeth acquired Cyanamid in 1995. He later served as President, North American Pharmaceuticals, of Novo Nordisk Pharmaceuticals, and also as President of Biovail Pharmaceuticals. In both of these companies, Mr. Poole was instrumental in aggressively growing revenue, building solid management teams and dramatically improving profitability. As President of these firms, Mr. Poole had total P&L responsibility and directly managed vice presidents in charge of each business department within the organizations. In recent years, Mr. Poole has acted as a private consultant and, until his appointment to the board, Mr. Poole served as a member of the Commercial Advisory Board of our subsidiary, Arius Pharmaceuticals. Mr. Poole was Acting President/CEO of Spherics, Inc., a biotechnology company focusing on unique delivery mechanisms of certain drugs for the treatment of CNS diseases during 2007-08. In addition, Mr. Poole is a member of the board of directors of Accentia.

Director Independence

We believe that William B. Stone, John J. Shea, and William S. Poole qualify as independent directors for Nasdaq Stock Market purposes. This means that our Board of Directors is composed of a majority of independent directors as required by the rules of the Nasdaq Stock Market.

Meetings of the Board of Directors and Stockholders

The Board of Directors met in person and telephonically 14 times during 2009 and also acted by unanimous written consent. Mr. Shea and Dr. Sirgo were each present at seventy-five (75%) percent or more of the Board of Directors meetings held during his tenure as a member of the Board of Directors. It is the Company’s policy that all directors must attend all stockholder meetings, barring extenuating circumstances. All directors were present at the 2009 Annual Meeting of Stockholders.

Board Committees

Our Board of Directors has established three standing committees—Audit, Compensation, and Nominating and Corporate Governance. All Committees (as well as our Lead Director) operate under a charter that has been approved by the board.

Audit Committee

Our Board of Directors has an Audit Committee, composed of William B. Stone, John J. Shea and William S. Poole, all of whom are independent directors as defined in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules of NASDAQ. Mr. Stone serves as chairman of the committee. The Board of Directors has determined that Mr. Stone is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K. The Audit Committee met four times during 2009. Each member of the Audit Committee was present at all of the Audit Committee meetings held during such director’s tenure as a member of the Audit Committee. The Audit Committee oversees our corporate accounting, financial reporting practices and the audits of financial statements. For this purpose, the Audit Committee has a charter and performs several functions. The Audit Committee evaluates the independence and performance of, and assesses the qualifications of, our independent auditor, and engages such independent auditor. The Audit Committee approves the plan and fees for the annual audit, performs a review of quarterly reports, tax and other audit-related services, and approves in advance any non-audit service to be provided by the independent auditor. The Audit Committee monitors the independence of the independent auditor and the rotation of partners of the independent auditor on our engagement team as required by law. The Audit Committee reviews the financial statements to be included in our Annual Report on Form 10-K and evaluates with management and our independent auditor the results of the annual audit and reviews of our quarterly financial statements. In addition, the Audit Committee oversees all aspects of our systems of internal accounting control and corporate governance functions on behalf of the board. The Audit Committee provides oversight assistance in connection with legal and ethical compliance programs established by management and the board, including Sarbanes-Oxley implementation, and makes recommendations to the Board of Directors regarding corporate governance issues and policy decisions.

Nominating and Corporate Governance Committee

Our Board of Directors has a Nominating and Corporate Governance Committee composed of William S. Poole, John J. Shea and William B. Stone. Mr. Shea serves as the chairman of the committee. The Nominating and Corporate Governance Committee is charged with the responsibility of reviewing our corporate governance policies and with proposing potential director nominees to the Board of Directors for consideration. The Nominating and Corporate Governance Committee was formed in May of 2004 and met two times in 2009. The Nominating and Corporate Governance Committee has a charter. All members of the Nominating and Corporate Governance Committee are independent directors as defined by the rules of the NASDAQ Stock Market. The Nominating and Corporate Governance Committee will consider director nominees recommended by security holders. To recommend a nominee please write to the Nominating and Corporate Governance Committee c/o the Company, Attn: James A McNulty.

Pursuant to an evaluation matrix adopted by the Nominating and Corporate Governance Committee in April 2010, the committee will evaluate Board of Director nominees according to specified criteria including: (i) experience with public companies and companies in the pharmaceutical industry; (ii) experience with capital raising; (iii) compatibility of personality and skill sets; (iv) industry reputation; (v) whether the candidate adds to gender or ethnic diversity of the Board of Directors; (vi) commitment to understand the Company and its industry and to regularly attend and participate in meetings of the Board of Directors and its committees; and (iv) understanding of corporate governance principles. The Nominating and Corporate Governance Committee will assess all director nominees using the same criteria. All of the current nominees to serve as directors on our Board of Directors have previously served in such capacity. During 2009, we did not pay any fees to any third parties to assist in the identification of nominees. During 2009, we did not receive any director nominee suggestions from stockholders.

Compensation Committee

Our Board of Directors also has a Compensation Committee, which, either alone or in conjunction with the full board, as the case may be, reviews or recommends the compensation arrangements for our executive officers and employees and oversees our overall compensation strategy, including compensation policies, plans and programs. The Compensation Committee has a charter and is composed of three members: John J. Shea, William B. Stone and William S. Poole, who acts as chairman of this committee. The compensation committee met five times during 2009.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the Compensation Committee, or other committee serving an equivalent function. None of the members of our Compensation Committee has ever been our employee or one of our officers.

Lead Director

On July 26, 2007, our Board of Directors created the position of Lead Director. Our Board of Directors designated William B. Stone, an existing director, as our Lead Director, and Mr. Stone continues to serve in such capacity. Pursuant to the charter of the Lead Director, the Lead Director shall be an independent, non-employee director designated by our Board of Directors who shall serve in a lead capacity to coordinate the activities of the other non-employee directors, interface with and advise management, and to perform such other duties as are specified in the charter or as our Board of Directors may determine.

Board Leadership Structure and Role in Risk Oversight

Our Board of Directors determines what corporate leadership structure it deems appropriate for the Company based on factors such as the experience of the applicable individuals, the current business environment of the Company, the current stage of development and commercialization of our products and product candidates, as well as other relevant factors. After considering these factors, our Board of Directors has determined that a Chairman of the Board that is separate from the President and Chief Executive Officer, along with a lead independent director, is an appropriate board leadership structure for our Company at this time.

The Board of Directors is also responsible for oversight of our risk management practices, while management is responsible for the day-to-day risk management processes. Management has constituted an Enterprise Risk Management Committee for this purpose, which committee reports to the Audit Committee and the full Board of Directors at least quarterly. We believe that this structure is the most effective approach for addressing the risks facing the Company, and the Company’s board leadership structure supports this approach. In addition, the Audit Committee assists the Board of Directors in its oversight role by periodically evaluating our risk and control environment.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires that our directors and executive officers and persons who beneficially own more than 10% of our Common Stock (referred to herein as the “reporting persons”) file with the SEC various reports as to their ownership of and activities relating to our Common Stock. Such reporting persons are required by the SEC regulations to furnish us with copies of all Section 16(a) reports they file.

Based solely upon a review of copies of Section 16(a) reports and representations received by us from reporting persons, and without conducting any independent investigation of our own, in fiscal year 2009, all Forms 3, 4 and 5 were timely filed with the SEC by such reporting persons, except that options granted to each member of our board of directors (Francis E. O’Donnell, Jr., Mark A. Sirgo, William B. Stone, John J. Shea and William S. Poole) on July 22, 2009 were reported on Form 4s filed on July 31, 2009.

Code of Ethics

We have adopted a code of ethics that applies to all employees, as well as each member of our Board of Directors. Our code of ethics is posted on our website, and we intend to satisfy any disclosure requirement under Item 5.05 of Form 8-K regarding an amendment to, or waiver from, a provision of our code of ethics by posting such information on our website, www.bdsi.com.

Audit Committee Report*

The audit committee of the Board of Directors (the “Committee”) during 2009 was composed of three directors: William B. Stone, William S. Poole and John J. Shea, each of whom was “independent” as defined by the rules of the Nasdaq Stock Market. Mr. Stone serves as chairman of the committee. The Board of Directors has adopted a written Audit Committee Charter, which was filed as Appendix A to the Company’s 2003 Proxy Statement, and was updated in January 2008 and July 2009.

Management is responsible for the Company’s financial statements, financial reporting process and systems of internal control. The Company’s independent auditor is responsible for performing an independent audit of the Company’s financial statements in accordance with auditing standards generally accepted in the United States and for issuing a report thereon. The Committee’s responsibility is to oversee all aspects of the financial reporting process on behalf of the Board of Directors. The responsibilities of the Committee also include engaging and evaluating the performance of the accounting firm that serves as the Company’s independent auditor.

The Committee discussed with the Company’s independent auditor, with and without management present, such auditor’s judgments as to the quality, not just acceptability, of the Company’s accounting principles, along with such additional matters required to be discussed under the Statement on Auditing Standards No. 61, “Communication with Audit Committees.” The Committee has discussed with the independent auditor, the auditor’s independence from the Company and its management, including the written disclosures and the letter submitted to the Committee by the independent auditor as required by the Independent Standards Board Standard No. 1, “Independence Discussions with Audit Committees.”

In reliance on such discussions with management and the independent auditor, review of the representations of management and review of the report of the independent auditor to the Committee, the Committee recommended (and the Board of Directors approved) that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009. The Committee and the Board of Directors have also, respectively, recommended and approved the selection of the Company’s current independent auditor, which approval is subject to ratification by the Company’s stockholders.

Submitted by:

Audit Committee of the Board of Directors

/s/ William B. Stone

/s/ William S. Poole

/s/ John J. Shea

*	The information contained in this Audit Committee Report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.

Compensation Committee Report*

Our Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) included in this Proxy Statement. Based on that review and discussion, the Compensation Committee has recommended to the Board of Directors that the CD&A be included in this Proxy Statement.

Submitted by:

The Compensation Committee of the Board of Directors

/s/ William S. Poole, Chairman

/s/ John J. Shea

/s/ William B. Stone

*	The information contained in this Compensation Committee Report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act or the Exchange Act.

Compensation Discussion and Analysis

The Compensation Committee of our Board of Directors (the “Committee”), has the responsibility to review, determine and approve the compensation for our executive officers. Further, the Committee oversees our overall compensation strategy, including compensation policies, plans and programs that cover all employees.

We currently employ three executive officers, each of whom serves as a “Named Executive Officer” (or “NEO”) for purposes of Securities and Exchange Commission (“SEC”) reporting: (1) Mark A. Sirgo, Pharm.D., our President and Chief Executive Officer (CEO); (2) James A. McNulty, our Secretary, Treasurer and Chief Financial Officer and (3) Andrew L. Finn, Pharm.D., our Executive Vice President of Product Development.

This Compensation Discussion and Analysis (“CD&A”), sets forth our philosophies underlying the compensation for our executive officers and our employees generally.

Objectives of Our Compensation Program

The Committee’s philosophy seeks to align the interests of stockholders and management and employees by tying compensation to employee performance, both directly in the form of salary or annual cash incentive payments, and indirectly in the form of equity awards. The objectives of our compensation program enhance our ability to:

•	attract and retain qualified and talented individuals; and

•	provide reasonable and appropriate incentives and rewards to our team for building long-term value within our company.

In addition, we strive to be competitive with other similarly situated companies in our industry. The process of developing pharmaceutical products is a long-term proposition and outcomes may not be measurable for several years. Therefore, in order to build long-term value for our company and its stockholders and in order to achieve our business objectives, we believe that we must compensate our officers and employees in a competitive and fair manner that reflects current company activities but also reflects contributions to building long-term value.

We utilize the services of the Radford Group, an AON consulting company (“Radford”) to review compensation programs of peer companies in order to assist the Committee in determining the compensation levels for our executives. Which companies comprise the peer group will be reviewed biennially as we do not believe that material differences will occur over a shorter period. However, we may review the peer group more often should circumstances warrant such action. The current peer group used to evaluate senior management compensation includes:

Company	Location
Aastrom Biosciences	Ann Arbor, MI
Achillion Pharmaceuticals	New Haven, CT
Anadys Pharmaceuticals	San Diego, CA
Antigenics Inc.	New York, NY
A.P. Pharma, Inc.	Redwood City, CA
AspenBio Pharma	Castle Rock, CO
Celldex Therapeutics	Needham, MA
Columbia Laboratories	Livingston, NJ
CombinatoRx, Incorporated	Cambridge, MA
DUSA Pharmaceuticals	Wilmington, MA
Epicept Corporation	Tarrytown, NY
Idera Pharmaceuticals	Cambridge, MA

Company	Location
Insmed Incorporated	Richmond, VA
MDRNA Inc.	Bothell, WA
Molecular Insight Pharmaceuticals	Cambridge, MA
Neurogesx, Inc.	San Mateo, CA
NovaBay Pharmaceuticals	Emeryville, CA
Penwest Pharmaceuticals	Danbury, CT
Pozen Inc.	Chapel Hill, NC
Sunesis Pharmaceuticals	South San Francisco, CA
Telik, Inc.	Palo Alto, CA
Threshold Pharmaceuticals	Redwood City, CA
Transcept Pharmaceuticals	Pt. Richmond, CA

With respect to our employees and non-senior management, we will also take into consideration local market data in determining appropriate compensation packages.

Elements of Our Compensation Program and Why We Chose Each

Main Compensation Components

Our company-wide compensation program, including for our executive officers, is broken down into three main components: base salary, performance cash bonuses and potential long-term compensation in the form of stock options. We believe these three components constitute the minimum essential elements of a competitive compensation package in our industry.

Salary

Base salary is used to recognize the experience, skills, knowledge and responsibilities required of our executive officers as well as recognizing the competitive nature of the biopharmaceutical industry. This is determined partially by evaluating our peer companies and the degree of responsibility in each of the experience levels.

Performance Bonus Plan

We have a performance bonus plan under which bonuses are paid to our NEOs based on achievement of extraordinary company performance goals and objectives established by the Committee and/or the Board of Directors as well as on individual performance. The bonus program is discretionary and is intended to: (i) strengthen the connection between individual compensation and company’s achievements; (ii) encourage teamwork among all disciplines within the company; (iii) reinforce our pay-for-performance philosophy by awarding higher bonuses to higher performing employees; and (iv) help ensure that our cash compensation is competitive. Depending on the cash position of the company, senior management, the Committee and our Board of Directors have decided, from time to time, not to pay cash bonuses in order that we may conserve cash and support ongoing development programs. Regardless of our cash position, we consistently grant annual merit-based stock options to continue incentivizing both our senior management and our employees.

Each NEO is assigned a target payout under the performance bonus plan, expressed as a percentage of base salary for the year. Actual payouts under the performance bonus plan are based on the achievement of corporate performance goals and an assessment of individual performance, each of which is separately weighted as a component of such officer’s target payout. For the NEOs, the corporate goals receive the highest weighting in order to ensure that the bonus system for our management team is closely tied to our corporate performance. Each employee has specific individual goals and objectives as well that are tied to the overall corporate goals. For employees, mid-year and end of year progress is reviewed with the employees’ managers.

Equity Incentive Compensation

We view long-term compensation, currently in the form of stock options, generally vesting in annual increments over three years, as a tool to align the interests of our NEOs and employees generally with the creation of stockholder value, to motivate our employees to achieve and exceed corporate and individual objectives and to encourage them to remain employed by the company. While cash compensation is a significant component of employees overall compensation, the executive management team, the Committee and the Board of Directors believe that the driving force of any employee working in a small biotechnology company should be strong equity participation. We believe that this not only creates the potential for substantial longer term corporate value but also serves to motivate employees and retain their loyalty and commitment with appropriate personal compensation.

Other Compensation

In addition to the three main components of compensation outlined above, we also provide contractual severance and change in control benefits to the NEOs as well as Dr. Niraj Vasisht, our Senior Vice President–Product Development and CTO. We believe these severance and change in control benefits are important elements of our compensation program that assist us in retaining talented individuals and that these arrangements help to promote stability and continuity of our senior management team. Further, we believe that the interests of our stockholders will be best served if the interests of these members of our management are aligned with theirs. We believe that providing change in control benefits lessens or eliminates any potential reluctance of these members of our management to pursue potential change in control transactions that may be in the best interests of the stockholders. We also believe that it is important to provide severance benefits to these members of our management, to promote stability and focus on the job at hand.

We also provide benefits to the executive officers that are generally available to all regular full-time employees of the company, including our medical and dental insurance, life insurance, a 401(k) match for all individuals who participate in the 401(k) plan, and an employee stock purchase plan. At this time, we do not provide any perquisites to any executive officers. Further, we do not have deferred compensation plans, pension arrangements or post-retirement health coverage for our executive officers or employees. All of our employees not specifically under contract are “at-will” employees, which means that their employment can be terminated at any time for any reason by either us or them. Our NEOs have employment contracts that provide lump sum compensation in the event of their termination without cause or, under certain circumstances, upon a change of control.

Determination of Compensation Amounts

A number of factors impact the determination of compensation amounts for the executive officers, including company and individual performance, competition for talent, each NEO’s total compensation package, assessments of internal pay equity and industry data. Stock price performance has generally not been a factor in determining annual compensation because the price of our common stock is subject to a variety of factors outside of our control.

Industry Survey Data

In collaboration with Radford, we have determined that to best assure ourselves that we are compensating our executives on a fair and reasonable basis that we needed to establish a list of peer companies. We have established two peer group reviews with Radford. The first group is for NEOs, which is based on a national review and was set forth above under the heading “Objectives of our Compensation Program.” The second is intended for non-NEOs and focuses on similar sized companies located on the East Coast.

Determination of Base Salaries

As a guideline for NEO base salary, we perform formal benchmarks against respective comparable positions in our established peer group. Our guideline is to set NEO salary ranges between the 25th and 50th percentile for comparable positions. We then adjust salaries based on our assessment of the officers’ levels of responsibility, experience, overall compensation structure and individual performance. Merit-based increases to salaries of executive officers are based on our assessment of individual performance and the relationship to applicable salary ranges. Cost of living adjustments are also a part of that assessment.

Performance Bonus Plan

At, or prior to the beginning of each calendar year, draft corporate goals that reflect our business priorities for the coming year are prepared by the CEO with input from the other executive officers. These goals are weighted by relative importance. The draft goals and proposed weightings are presented to the Committee and the Board of Directors and discussed, revised as necessary, and then approved by the Board of Directors. The Committee then reviews the final goals and their weightings to determine and confirm their appropriateness for use as performance measurements for purposes of the bonus program. The goals and/or weightings may be re-visited during the year and potentially restated in the event of significant changes in corporate strategy. Following the agreement with the Board of Directors on the corporate objectives, the goals are then shared with all employees in a formal staff meeting, and are reviewed periodically throughout the year at monthly staff meetings and quarterly Board of Director meetings.

The performance bonus plan for our executive officers in 2009 was adopted by the Board of Directors in January 2009. The plan sets forth target bonus opportunities, as a percentage of salary, based on the level of responsibility of the position, ranging from 50% of salary for our CEO, to 40% of salary for our senior executive officers, to 30% of salary for our other officers. In setting these percentages, the Committee determined that the above percentages were reasonable and in line with other companies at our stage of development. Each employee has the opportunity to achieve up to 100% of their targeted amount, depending on how corporate goals and objectives are achieved.

Determination of Equity Incentive Compensation

To assist us in assessing the reasonableness of our stock option grant amounts, historically we have reviewed Radford supplied information and, prior to Radford, we used information supplied by Equilar. Such information included stock option data from a cross-section of the companies in the above-mentioned surveys. On-hire stock option grant amounts have generally been targeted at the 25th to 50th percentile for that position or similar industry position, adjusted for internal equity, experience level of the individual and the individual’s total mix of compensation and benefits provided in his or her offer package. Dr. Sirgo, our CEO and President, has been authorized by the Board to offer to new employees stock options valued up to 50% of base salary using Black-Scholes valuation for director-level employees and up to 100% of base salary for Vice Presidents and Executive Vice Presidents. These options are to be granted the first day of employment. On-hire grants typically vest over three years. In 2009, the Committee implemented internal guidelines for annual stock option grants for all employees based on performance factors similar to the executive performance bonus plan. These guidelines provide an internal framework for decision-making by the Committee and are not communicated to the individual as a target grant amount. It is generally expected that the target amount would be granted if 100% performance is achieved. This calculation is similar to the bonus plan calculation. The equity guidelines also provide a framework for granting stock options on average that are valued up to 25% of salary using the Black-Scholes valuation method to compute the number of shares. However, the equity model amounts are only guidelines and may be adjusted upward or downward by the Committee on a discretionary basis.

Option Grant Practices

All stock options granted to the NEOs are approved by the Committee. Exercise prices are set at equal to or greater than Fair Market Value, which is defined in our stock option plan as the closing price of our common stock on the Nasdaq Capital Market on the trading day of the date of grant. Grants are generally made: (i) on the employee’s start date and (ii) at Board of Directors meetings held each January and following annual performance reviews. However, grants have been made at other times during the year. The size of year-end grants for each NEO is assessed against our internal equity guidelines. Current market conditions for grants for comparable positions and internal equity may also be assessed. Also, grants may be made in connection with promotions or job related changes in responsibilities. In addition, on occasion, the Committee may make additional special awards for extraordinary performance. In April 2009, our CEO and CFO were each awarded 100,000 options in recognition of their respective efforts toward corporate goals, specifically related to the ONSOLIS® program, financing opportunities, and financial reporting.

Compensation Setting Process

Near the end of the year and at an in person meeting held each January, the Board of Directors and Committee assess our overall corporate performance and discuss the relative achievement of the corporate goals. The relative achievement of each goal is assessed and quantified and the summation of the individual components results in the corporate goal rating. The independent directors of the Board (who comprise the Compensation Committee) meet privately to further discuss and approve the final corporate goal rating, expressed as a percentage, from 0 to 100%.

Also near the end of the year, the CEO evaluates the individual performance of each executive officer (other than himself) and provides the Committee with an assessment of the performance of each other NEO. In determining the individual performance ratings of the NEOs, we assess performance against a number of factors, including each NEO’s relative contributions to our corporate goals, demonstrated career growth, level of performance in the face of available resources and other challenges, and the respective officer’s department’s overall performance. This assessment is conducted in a holistic fashion, in contrast to the summation of individual components as is done to arrive at the corporate goal rating.

Following a qualitative assessment of individual NEO’s performance, our policies provide guidelines for translating this performance assessment into a numerical rating. Both the initial qualitative assessment and the translation into a numerical rating are made by the Committee on a discretionary basis. We believe that conducting a discretionary assessment for the individual component of the executive officers’ performance provides for flexibility in the evaluation of our NEOs and their adaptability to addressing potential changes in company priorities throughout the year.

The Committee looks to the CEO’s performance assessments of the other NEOs and his recommendations regarding a performance rating for each, as well as input from the other members of the Board of Directors. These recommendations may be adjusted by the Committee prior to finalization. For the CEO, the Committee evaluates his performance, taking into consideration input from the other members of the Board of Directors, and considers the achievement of overall corporate objectives by both the CEO specifically and the company generally.

The CEO also presents any recommended changes to base salary and recommendations for an annual stock option grant amount, referencing the equity guidelines, for each of the executive officers (other than himself).

The Committee has the authority to directly engage, at the Company’s expense, any compensation consultants or other advisors that it deems necessary to determine the amount and form of employee, executive and director compensation. In determining the amount and form of employee, executive and director compensation, the Committee has reviewed and discussed historical salary information as well as salaries for similar positions at comparable companies.

Around the same time as the CEO conducts his evaluation of the other executive officers, the Committee reviews the CEO’s performance, based on input from the other members of the Board of Directors, and assigns a rating for the CEO, expressed as a percentage from 0 to 100%. The Committee also sets the CEO’s base salary for the upcoming fiscal year, referencing the relevant survey data. The CEO is not present during the Committee’s deliberations regarding his compensation.

The corporate goals rating and individual performance ratings are applied to each employee’s target bonus opportunity under the bonus plan, in the proportions defined for each position. The sum of those components then determines the actual bonus paid for each individual. Under the equity guidelines, described above, the corporate goals rating and individual performance ratings may also be used to determine the size of the annual stock option grant for each employee.

Compensation and benefit consultants may, from time to time, be hired by the Committee to assist in developing and reviewing overall salary policies and structures. Other than Radford, we did not engage any consultant related to executive and/or director compensation matters in 2009. We paid consultant fees to Radford of $10,250 in 2009. NEOs may have indirect input in the compensation results for other executive officers by virtue of their participation in the performance review and feedback process for the other executive officers.

2009 Compensation Decisions

General Assessment of Management Performance in 2009

The Board of Directors and Committee conducted the performance and compensation review for 2009 during November and December of 2009 and January of 2010. In assessing our performance for the year, the Board of Directors and Committee recognized the high level of corporate productivity and efficiency that was required to enable a small organization to accomplish the goals set forth at the beginning of the year, and specifically to achieve FDA approval of our ONSOLIS® product.

2009 Performance Assessments and Bonus Calculations

For 2009, our performance bonus plan set the following target payouts, expressed as a percentage of base salary. For our CEO, the target bonus opportunity was 50% of base salary and for our Chief Financial Officer and Executive Vice President—Drug Development, the target bonus opportunity was 40% of base salary.

The elements that the Board of Directors and Committee established as our overall corporate goals for 2009 included a variety of development and operational objectives. The 2009 goals were established at the end of 2008. The objectives were development/clinical, commercial, financial and operational in nature.

In November and December 2009 and January 2010, the Committee and the Board of Directors considered year-end compensation for 2009 performance and 2010 compensation matters. Specifically, the Board of Directors and Committee observed and recognized that the following key Corporate Objectives were met:

•	Achievement of ONSOLIS® U.S. approval

•	Provision ONSOLIS® launch stocks available by 3Q09

•	Progress with BEMA® Buprenorphine through Phase II

•	Secure additional BEMA®-related intellectual property

•	Secure investment banking research coverage

These accomplishments reflected the efforts of our employees, including the NEOs, and were taken into account by the Committee in providing the NEOs with salary increases, equity grants and performance cash bonus awards. The award under our performance cash bonus program approximated 75% of target for the corporate performance portion of the awards.

Individual Performance and Compensation of the President and CEO

Dr. Sirgo’s base salary for 2009 was set at $401,864 in January 2009 in connection with the 2008 year-end performance and compensation review conducted by the Committee. The salary adjustment reflected an increase of $99,944. The salary was not adjusted until after the FDA approval of ONSOLIS® in July 2009.

In evaluating Dr. Sirgo’s individual performance for 2009 at the end of the year, the Committee, with input from the other Board members, concluded that Dr. Sirgo performed at an outstanding level, taking into account the excellent progress we made during the year and Dr. Sirgo’s leadership throughout the year to achieve the key corporate objectives including the approval and launch of ONSOLIS®. Accordingly, the Committee approved a cash bonus award for Dr. Sirgo in the amount of $170,699 or 42% of his base pay and an option to purchase 37,348 shares of our common stock, both of which were awarded in January 2010.

Compensation Highlights for the other Executive Officers

Chief Financial Officer

In evaluating Mr. McNulty’s individual performance for 2009 at the end of the year, the Committee, with input from the other Board members, concluded that Mr. McNulty performed at an outstanding level, contributing to key corporate objectives while maintaining strong fiscal controls, regulatory compliance and leadership of the finance department. Accordingly, the Committee approved a cash bonus award for Mr. McNulty in the amount of $87,413 or 30% of his base pay and an option to purchase 27,080 shares of our common stock, both of which were awarded in January 2010.

Executive Vice President—Product Development

In evaluating Dr. Finn’s individual performance for 2009 at the end of the year, the Committee, with input from the other Board members, concluded that Dr. Finn performed at an outstanding level, contributing to a number of corporate objectives, particularly the approval and launch of the company’s first approved product, ONSOLIS®, and his leadership of the product development group. Accordingly, the Committee approved a cash bonus award for Dr. Finn in the amount of $73,440 or 30% of his base pay and an option to purchase 22,751 shares of our common stock, both of which were awarded in January 2010.

Severance and Change in Control Benefits

The change in control benefits for all applicable persons have a “double trigger.” A double-trigger means that the executive officers will receive the change in control benefits described in the agreements only if there is both (1) a Change in Control of the Company (as defined in the agreements) and (2) a termination by us of the applicable person’s employment “without cause” or a resignation by the applicable persons for “good reason” (as defined in the agreements) within a specified time period prior to or following the Change in Control. We believe this double trigger requirement creates the potential to maximize stockholder value because it prevents an unintended windfall to management as no benefits are triggered solely in the event of a Change in Control while providing appropriate incentives to act in furtherance of a change in control that may be in the best interests of the stockholders.

Accounting and Tax Considerations

ASC 718. On January 1, 2006, we began accounting for share-based payments in accordance with the requirements of Accounting Standards Codification 718 (ASC 718), Share-Based Payments. To date, the adoption of ASC 718 has not impacted our stock option granting practices.

Internal Revenue Code Section 162(m). At this time, we do not have a policy to factor in 162(m) limitations into the determination of base salary or bonus amounts since the aggregate salary and bonus payments for each individual are substantially below the $1,000,000 deductibility limitation.

Section 409A. Section 409A generally changes the tax rules that affect most forms of deferred compensation that were not earned and vested prior to 2005. Under Section 409(A), deferred compensation is defined broadly and may potentially cover compensation arrangements such as severance or change in control pay outs and the extension of the post-termination exercise periods of stock options. We take Code Section 409A into account, where applicable, in determining the timing of compensation paid to our executive officers.

Code Sections 280G and 4999. Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended (Code Sections 280G and 4999) limit our ability to take a tax deduction for certain “excess parachute payments” (as defined in Code Sections 280G and 4999) and impose excise taxes on each NEO who receives “excess parachute payments” in connection with his or her severance from our company in connection with a change in control. We consider the adverse tax liabilities imposed by Code Sections 280G and 4999, as well as other competitive factors, when structuring post-termination compensation payable to our executive officers and generally provide a mechanism for a “better after tax” result for the NEO, which we believe is a reasonable balance between our interests, on the one hand, and the executive’s compensation on the other.

Compensation Risk Assessment

In reviewing our compensation policy and practices for its NEOs as well as for other employees, the Compensation Committee evaluated whether any unnecessary risk-taking was associated with our compensation policies. The Committee did not identify any risks arising from our compensation policies and practices reasonably likely to have a material adverse effect on our company.

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Executive Compensation

Summary Compensation Table

The following table sets forth all annualized compensation paid to our named executive officers at the end of the fiscal years ended December 31, 2009, 2008 and 2007. The individuals listed below are our “named executive officers” (including our President and Chief Executive Officer, Chief Financial Officer, Executive Vice President of Product Development) and our two most highly compensated non-executive employees.

Name and principal position	Year		Salary ($)		Bonus ($)		Stock Awards ($)	Option Awards ($) (25)	Non-Equity Incentive Plan Compensation ($) (25)		Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Mark A. Sirgo, Pharm.D.	2009		$470,463	(1)	$220,378	(2)	—	$321,760	$88,883	(3)	—	$43,602	(4)	$1,145,086
President, Chief Executive Officer and Director	2008		$301,920		$150,000		—	$119,288	$30,516	(5)	—	$22,871	(6)	$624,595
	2007		$286,169		—		—	$1,522,035	$44,770	(7)	—	$32,404	(8)	$1,885,378

James A. McNulty, CPA	2009		$290,377		$120,196	(9)	—	$326,860	—		—	$32,164	(10)	$769,597
Chief Financial Officer, Secretary and Treasurer	2008		$202,252		$100,000		—	$69,696	—		—	$26,475	(11)	$398,423
	2007		$114,400		—		—	$380,033	—		—	$17,534	(12)	$511,967

Andrew L. Finn, Pharm.D.	2009		$244,800		$144,480	(13)	—	$12,239	—		—	$21,945	(14)	$423,464
Executive VP of Product Development	2008		$244,800		$120,000		—	$96,720	—		—	$18,259	(15)	$479,779
	2007		$236,941		—		—	$383,897	—		—	$9,838	(16)	$630,676

Niraj Vasisht, Ph.D.	2009		$190,300		$102,335	(17)	—	$9,513	—		—	$29,907	(18)	$332,055
Senior VP- Product Development and CTO	2008		$176,869		$85,000		—	$55,983	—		—	$24,762	(19)	$342,614
	2007		$170,010				—	$125,758	—		—	$20,487	(20)	$316,255

Charles E. Dadswell, Esq.	2009		$200,000		$20,000	(21)	—	$49,992	—		—	$28,637	(22)	$298,629
General Counsel	2008		$198,462		—		—	$149,250	—		—	$23,162	(23)	$370,874
	2007	(24)	$—		—		—	$—	—		—	$—		$—

(1)

The compensation disclosed in this item includes $99,944 of salary paid in 2009, which relates to services performed in 2008, but was contingent upon the FDA approval of ONSOLIS®, which occurred July 2009.

(2)	The bonus disclosed in this item of $220,378 is related to 2008, but was contingent upon the FDA approval of ONSOLIS®, which occurred July 2009.
(3)	The compensation disclosed in this item is composed of 25,000 stock options granted as compensation for serving as a director.
(4)	Includes: Vacation payout of $20,902, $10,450 of health insurance premiums paid and 401(k) matching of $12,250 paid in 2009.
(5)	The compensation disclosed in this item is composed of 30,000 stock options granted as compensation for serving as a director.
(6)	Includes: Vacation payout of $4,554, $6,817 of health insurance premiums paid and 401(k) matching of $11,500 paid in 2008.
(7)	The compensation disclosed in this item is composed of 20,000 stock options granted as compensation for serving as a director.
(8)	Includes: Vacation payout of $21,154 and 401(k) matching of $11,250 paid in 2007.
(9)	The bonus disclosed in this item of $120,196 is related to 2008, but was contingent upon the FDA approval of ONSOLIS®, which occurred July 2009.
(10)	Includes: $19,914 of health insurance premiums paid and 401(k) matching of $12,250 paid in 2009.
(11)	Includes: Vacation payout of $2,640, $12,335 of health insurance premiums paid and 401(k) matching of $11,500 paid in 2008.
(12)	Includes: Vacation payout of $11,243 and 401(k) matching of $6,291 paid in 2007.
(13)	The bonus disclosed in this item of $144,480 is related to 2008, but was contingent upon the FDA approval of ONSOLIS®, which occurred July 2009.
(14)	Includes: $12,318 of health insurance premiums paid and 401(k) matching of $9,627 paid in 2009.
(15)	Includes: $6,759 of health insurance premiums paid and 401(k) matching of $11,500 paid in 2008.
(16)	Includes: 401(k) matching of $9,838 paid in 2007.
(17)	The bonus disclosed in this item of $102,335 is related to 2008, but was contingent upon the FDA approval of ONSOLIS®, which occurred July 2009.
(18)	Includes: $20,726 of health insurance premiums paid and 401(k) matching of $9,181 paid in 2009.
(19)	Includes: $15,889 of health insurance premiums paid and 401(k) matching of $8,873 paid in 2008.
(20)	Includes: $14,269 of health insurance premiums paid and 401(k) matching of $6,218 paid in 2007.
(21)	The bonus disclosed in this item of $20,000 is related to 2008, but was contingent upon the FDA approval of ONSOLIS®, which occurred July 2009.
(22)	Includes: $20,945 of health insurance premiums paid and 401(k) matching of $7,692 paid in 2009.
(23)	Includes: $14,700 of health insurance premiums paid and 401(k) matching of $8,462 paid in 2008.
(24)	Mr. Dadswell was hired 2008.
(25)	Aggregate grant date fair value according to ASC 718.

Narrative Disclosure to Summary Compensation Table

Employment Agreements

Except as set forth below, we currently have no written employment agreements with any of our officers, directors, or key employees. All directors and officers have executed confidentiality and non-compete agreements with us.

The following is a description of our current executive employment agreements:

Mark A. Sirgo, Pharm.D., President and Chief Executive Officer—On August 24, 2004, Dr. Sirgo executed a three-year employment agreement to be our Senior Vice President of Commercial and Corporate Development and the President of Arius at an annual salary of $175,000. Dr. Sirgo also received a signing bonus in the amount of $31,177 at the signing of this agreement. He was subsequently promoted three times and now holds the position of President and Chief Executive Officer of our company.

On February 22, 2007, Dr. Sirgo’s employment agreement was amended to: (i) make it renewable for consecutive one year terms after August 24, 2007 unless written notice is given by either party at least 30 days prior to the end of the applicable term and (ii) increase Dr. Sirgo’s annual salary to $260,000, which will be adjusted to $296,000 per annum at such time as we engage in any asset sale, royalty sale, bank loan, joint venture/partnering funding, or debt and or equity financing which yields gross proceeds of $5 million or greater. Such adjustment occurred in May 2007. Dr. Sirgo is eligible for a discretionary annual bonus of up to 50% of his base salary.

We may terminate Dr. Sirgo’s employment agreement without cause and Dr. Sirgo may resign upon 30 days advance written notice. We may immediately terminate Dr. Sirgo’s employment agreement for Good Cause (as defined in the agreement). Upon the termination of Dr. Sirgo’s employment for any reason, Dr. Sirgo will continue to receive payment of any base salary earned but unpaid through the date of termination and any other payment or benefit to which he is entitled under the applicable terms of any applicable company arrangements. If Dr. Sirgo is terminated during the term of the employment agreement other than for Good Cause (as defined in the employment agreement), or if Dr. Sirgo terminates his employment for Good Reason (as defined in the employment agreement), Dr. Sirgo is entitled to a lump sum severance payment equal to 1 times the sum of his annual base salary plus a pro-rata annual bonus based on his target annual bonus. In the event that such termination is within six months following a Change of Control (as defined in the employment agreement), the lump sum paid to Dr. Sirgo will equal the sum of his then current annual base salary plus an amount equal to fifty percent (50%) of his then current annual base salary, multiplied by 2. In addition, Dr. Sirgo’s employment agreement will terminate prior to its scheduled expiration date in the event of Dr. Sirgo’s death or disability.

Dr. Sirgo’s employment agreement also includes a 2 year non-competition and non-solicitation and confidentiality covenants on terms identical to the existing employment agreement. Under the terms of this agreement, he is also entitled to the following benefits: medical, dental and disability and 401(k).

James A. McNulty, CPA, Chief Financial Officer, Secretary and Treasurer—Through December 31, 2007 he served as part-time CFO , devoting approximately 50% of his time to our company. Beginning January 1, 2008, Mr. McNulty devotes substantially all of his time to our company. He has an employment agreement with us (which was amended on August 31, 2002, and subsequently amended again in June 2003) for a base salary of $185,000, reduced to $110,000 in June 2003 and then increased to $114,400 in February 2007 concurrently with Mr. McNulty’s entry into his new employment agreement described below. Mr. McNulty’s employment agreement, dated February 22, 2007, is for a term of ending on February 22, 2008 and is subject at the end of that term to successive, automatic one-year extensions unless either party gives notice of non-extension to the other party at least 30 days prior to the end of the applicable term. Mr. McNulty is also employed part-time as Secretary/Treasurer of Accentia. Under the terms of the agreement, Mr. McNulty received base salary in 2008 of $198,000 per year and a target bonus of up to 50% of his base salary.

We may terminate Mr. McNulty’s employment agreement without cause and Mr. McNulty may resign upon 30 days advance written notice to the other party. We may immediately terminate Mr. McNulty’s employment agreement for Good Cause (as defined in the employment agreement). Upon the termination of Mr. McNulty’s employment for any reason, Mr. McNulty will continue to receive payment of any base salary earned but unpaid through the date of termination and any other payment or benefit to which he is entitled under the applicable terms of any applicable company arrangements. If Mr. McNulty is terminated during the term of his employment agreement other than for Good Cause (as defined in the employment agreement), or if Mr. McNulty terminates his employment for Good Reason (as defined in the employment agreement), Mr. McNulty is entitled to a lump sum severance payment equal to 1 times the sum of his annual base salary plus a pro-rata annual bonus based on his target annual bonus. In the event that such termination is within six months following a Change of Control (as defined in the employment agreement), the lump sum paid to Mr. McNulty will equal the sum of his then current annual base salary plus an amount equal to fifty percent (50%) of his then current annual base salary, multiplied by 1.5. In addition, the employment agreement will terminate prior to its scheduled expiration date in the event of Mr. McNulty’s death or disability.

The employment agreement also includes a 2 year non-competition, non-solicitation and confidentiality covenants on terms identical to his former employment agreement with us, except that if Mr. McNulty’s employment is terminated upon a Change of Control, the non-competition period will be 18 months. Under the terms of this agreement, he is also entitled to the following benefits: medical, dental and disability and 401(k).

Andrew L. Finn, Pharm.D., Executive Vice President of Product Development—On August 24, 2004, Dr. Finn executed a three-year employment agreement to be our Senior Vice President of Product Development and the Senior Vice President and Chief Operating Officer of Arius at an annual salary of $175,000. He was subsequently promoted and now holds the position of Executive Vice President of Product Development of our company. Dr. Finn also received a signing bonus in the amount of $28,092 at the signing of this agreement.

On February 22, 2007, Dr. Finn’s employment agreement was amended to: (i) make it renewable for consecutive one year terms after August 24, 2007 unless written notice is given by either party at least 30 days prior to the end of the applicable term and (ii) increase Dr. Finn’s annual salary to $228,800, which will be adjusted to $240,000 per annum at such time as we engage in any asset sale, royalty sale, bank loan, joint venture/partnering funding, or debt and or equity financing which yields gross proceeds of $5 million or greater. Such adjustment occurred in May 2007. Dr. Finn is eligible for a discretionary annual bonus of up to 50% of his base salary.

We may terminate Dr. Finn’s employment agreement without cause and Dr. Finn may resign upon 30 days advance written notice. We may immediately terminate Dr. Finn’s employment agreement for Good Cause (as defined in the agreement). Upon the termination of Dr. Finn’s employment for any reason, Dr. Finn will continue to receive payment of any base salary earned but unpaid through the date of termination and any other payment or benefit to which he is entitled under the applicable terms of any applicable company arrangements. If Dr. Finn is terminated during the term of the employment agreement other than for Good Cause (as defined in the employment agreement), or if Dr. Finn terminates his employment for Good Reason (as defined in the employment agreement), Dr. Finn is entitled to a lump sum severance payment equal to 1 times the sum of his annual base salary plus a pro-rata annual bonus based on his target annual bonus. In the event that such termination is within six months following a Change of Control (as defined in the employment agreement), the lump sum paid to Dr. Finn will equal the sum of his then current annual base salary plus an amount equal to fifty percent (50%) of his then current annual base salary, multiplied by 1.5. In addition, Dr. Finn’s employment agreement will terminate prior to its scheduled expiration date in the event of Dr. Finn’s death or disability.

Dr. Finn’s employment agreement also includes a 2 year non-competition and non-solicitation and confidentiality covenants on terms identical to the existing employment agreement, except that if Dr. Finn’s employment is terminated upon a Change of Control, the non-competition period will be 18 months. Under the terms of this agreement, he is also entitled to the following benefits: medical, dental and disability and 401(k).

Niraj Vasisht, Ph.D., Senior Vice President Product Development—On October 1, 2008, Dr. Vasisht executed a one-year, renewable term employment agreement to be our Senior Vice President and Chief Technical Officer at an annual salary of $190,300. Dr Vasisht is eligible for a discretionary annual bonus of up to 50% of his base salary.

We may terminate Dr. Vasisht’s employment agreement without cause and Dr. Vasisht may resign upon 30 days advance written notice. We may immediately terminate Dr. Vasisht’s employment agreement for Good Cause (as defined in the agreement). Upon the termination of Dr. Vasisht’s employment for any reason, Dr. Vasisht will continue to receive payment of any base salary earned but unpaid through the date of termination and any other payment or benefit to which he is entitled under the applicable terms of any applicable company arrangements. If Dr. Vasisht is terminated during the term of the employment agreement other than for Good Cause (as defined in the employment agreement), or if Dr. Vasisht terminates his employment for Good Reason (as defined in the employment agreement), Dr. Vasisht is entitled to a lump sum severance payment equal to 1 times the sum of his annual base salary plus a pro-rata annual bonus based on his target annual bonus. In the event that such termination is within six months following a Change of Control (as defined in the employment agreement), the lump sum paid to Dr. Vasisht will equal the sum of his then current annual base salary plus an amount equal to fifty percent (50%) of his then current annual base salary, multiplied by 1.5. In addition, Dr. Vasisht’s employment agreement will terminate prior to its scheduled expiration date in the event of Dr. Vasisht’s death or disability.

Dr. Vasisht’s employment agreement also includes a 2 year non-competition and non-solicitation and confidentiality covenants on terms identical to the existing employment agreement, except that if Dr. Vasisht’s employment is terminated upon a Change of Control, the non-competition period will be 18 months. Under the terms of this agreement, he is also entitled to the following benefits: medical, dental and disability and 401(k).

Charles E. Dadswell, Esq. General Counsel—On January 2, 2008, Mr. Dadswell accepted an offer of employment as General Counsel and Director, Contracts Management & Intellectual Property at an annual salary of $200,000. Mr. Dadswell is eligible for a discretionary annual bonus of up to 30% of his base salary.

Mr. Dadswell is employed with the Company on an “at will” basis. We may terminate Mr. Dadswell’s employment with or without cause at anytime. Upon the termination of Mr. Dadswell’s employment for any reason other than “cause”, Mr. Dadswell will be eligible to receive severance payments for six months equal to his full base salary. Mr. Dadswell is a party to our standard confidentiality and intellectual property assignment agreement.

Compensation of Directors

DIRECTOR COMPENSATION

Name (a)	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Francis E. O’Donnell, Jr. (1)	$42,500	—	—	$115,548	—	—	$158,048
William B. Stone (2)	$41,500	—	—	$142,213	—	—	$183,713
John J. Shea (3)	$37,500	—	—	$88,883	—	—	$126,383
William S. Poole (4)	$37,500	—	—	$88,883	—	—	$126,383

(1)	As of December 31, 2009, the outstanding stock options held by Dr. O’Donnell totaled 215,000 all of which have vested.
(2)	As of December 31, 2009, the outstanding stock options held by Mr. Stone totaled 320,000, all of which have vested.
(3)	As of December 31, 2009, the outstanding stock options held by Mr. Shea totaled 233,700, all of which have vested.
(4)	As of December 31, 2009, the outstanding stock options held by Mr. Poole totaled 195,000, all of which have vested.

Narrative to Director Compensation

In July, 2009, the Compensation Committee of our board of directors adopted a new Director Remuneration Policy, which revised the compensation our directors earn for serving on our board of directors and individual committees. The new policy is the following;

•	$20,000 annual cash retainer to each board member, paid quarterly in arrears.

•	$10,000 annual cash retainer to the Chairman of the Board, paid quarterly in arrears.

•	$8,000 annual cash retainer annual to the Chairman of the Audit Committee, paid quarterly in arrears.

•	$4,000 annual cash retainer to the Chairman of the Compensation Committee, paid quarterly in arrears.

•	$4,000 cash retainer annual to the Chairman of the Nominating & Corporate Governance Committee, paid quarterly in arrears.

•	$2,000 cash retainer annual to each committee member, paid quarterly in arrears.

•	$3,000 cash payment for each board meeting attended in person.

•	$2,000 cash payment for each committee meeting attended in person.

•	$500 cash payment for each board meeting attended telephonically.

•	$300 cash payment for each committee meeting attended telephonically.

•	25,000 options to purchase shares of our Common Stock per year, to each director.

•	7,500 additional options to purchase shares of our Common Stock per year to the Chairman of the Board.

•	15,000 additional options to purchase shares of our Common Stock per year to the Lead Director.

•	New directors will earn a pro-rated portion (based on months to be served in the fiscal year in which they join) of cash and option awards.

Grants of Plan-Based Awards

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stocks or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Closing stock price on Award date ($/Sh)	Grant Date Fair Value of Stock and Option Awards
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)		Maximum (#)
Mark A. Sirgo, Pharm.D.	7/22/09	—	—	—	—	25,000	(1)	—	—	—	$5.40	$5.40	$88,883
	4/30/09	—	—	—	—	100,000	(2)	—	—	—	$4.83	$4.39	$306,665
	1/22/09	—	—	—	—	9,175	(2)	—	—	—	$3.05	$3.05	$15,095

James A. McNulty, CPA	4/30/09	—	—	—	—	100,000	(2)	—	—	—	$4.83	$4.39	$306,665
	1/22/09	—	—	—	—	12,275	(2)	—	—	—	$3.05	$3.05	$20,195

Andrew L. Finn, Pharm.D.	1/22/09	—	—	—	—	7,439	(2)	—	—	—	$3.05	$3.05	$12,239

Niraj Vasisht, Ph.D.	1/22/09	—	—	—	—	5,783	(2)	—	—	—	$3.05	$3.05	$9,513

Charles E. Dadswell, Esq.	1/22/09	—	—	—	—	30,390	(2)	—	—	—	$3.05	$3.05	$49,992

(1)	Director stock options granted as compensation for serving as a director.
(2)	Employee stock options granted as award.

Narrative to Grants of Plan Based Awards Table

See Compensation Discussion and Analysis above for complete description of the targets for payment of annual incentives, as well as performance criteria on which such payments were based.

Options granted to employees vest over 36 months beginning on the first anniversary of the grant date at which time 33% of such options vest. These options expire in 10 years and are outstanding for as long as the individual is an active employee. Employee options qualify as Incentive Stock Options.

Options granted to directors vest immediately. These options expire in 10 years and are outstanding for the life of the option. Director options qualify as Non-Statutory Stock Options.

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Outstanding equity awards

The following table summarizes outstanding unexercised options, unvested stocks and equity incentive plan awards held by each of our name executive officers, as of December 31, 2009.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)		Options Exercise Prices ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not vested (#)
Mark A. Sirgo, Pharm.D.	25,000	—	—		$5.40	7/22/2019	—	—	—	—
	—	—	100,000	(1)	$4.83	4/30/2019	—	—	—	—
	—	—	9,175	(2)	$3.05	1/22/2019	—	—	—	—
	43,662	—	27,323	(3)	$2.01	7/24/2018	—	—	—	—
	16,150	—	32,298	(4)	$2.85	1/31/2018	—	—	—	—
	20,000	—	—		$4.13	7/25/2017	—	—	—	—
	305,917	—	128,083	(5)	$6.63	4/13/2017	—	—	—	—
	45,891	—	—		$2.42	1/26/2017	—	—	—	—
	17,730	—	—		$2.05	7/27/2016	—	—	—	—
	49,000	—	—		$3.03	12/1/2015	—	—	—	—
	20,000	—	—		$2.94	8/22/2015	—	—	—	—
	8,929	—	—		$2.94	7/28/2015	—	—	—	—
	5,147	—	—		$3.40	10/21/2014	—	—	—	—

James A. McNulty, CPA	—	—	100,000	(1)	$4.83	4/30/2019	—	—	—	—
	—	—	12,275	(2)	$3.05	1/22/2019	—	—	—	—
	6,093	—	12,184	(3)	$2.01	7/24/2018	—	—	—	—
	10,803	—	21,605	(4)	$2.85	1/31/2018	—	—	—	—
	66,667	—	33,333	(5)	$6.63	4/13/2017	—	—	—	—
	34,109	—	—		$2.42	1/26/2017	—	—	—	—
	15,603	—	—		$2.05	7/27/2016	—	—	—	—
	10,000	—	—		$3.03	12/1/2015	—	—	—	—
	26,189	—	—		$2.94	7/28/2015	—	—	—	—
	3,235	—	—		$3.40	10/21/2014	—	—	—	—
	18,616	—	—		$3.83	8/14/2013	—	—	—	—

Andrew L. Finn, Pharm.D.	—	—	7,439	(2)	$3.05	1/22/2019	—	—	—	—
	11,077	—	22,154	(3)	$2.01	7/24/2018	—	—	—	—
	13,094	—	26,188	(4)	$2.85	1/31/2018	—	—	—	—
	66,667	—	33,333	(5)	$6.63	4/13/2017	—	—	—	—
	37,209	—	—		$2.42	1/26/2017	—	—	—	—
	10,603	—	—		$2.05	7/27/2016	—	—	—	—
	49,000	—	—		$3.03	12/1/2015	—	—	—	—
	8,929	—	—		$2.94	7/28/2015	—	—	—	—
	5,147	—	—		$3.40	10/21/2014	—	—	—	—

Niraj Vasisht, Ph.D.	—	—	5,783	(2)	$3.05	1/22/2019	—	—	—	—
	6,666	—	13,334	(6)	$2.54	10/1/2018	—	—	—	—
	7,844	—	15,688	(3)	$2.01	7/24/2018	—	—	—	—
	50,000	—	—		$5.22	5/29/2017	—	—	—	—
	23,256	—	—		$2.42	1/26/2017	—	—	—	—
	10,638	—	—		$2.05	7/27/2016	—	—	—	—
	4,000	—	—		$3.03	12/1/2015	—	—	—	—
	7,653	—	—		$2.94	7/28/2015	—	—	—	—
	11,792	—	—		$3.18	2/7/2015	—	—	—	—

Charles E. Dadswell, Esq.	—	—	30,390	(2)	$3.05	1/22/2019	—	—	—	—
	9,049	—	18,100	(3)	$2.01	7/24/2018	—	—	—	—
	25,000	—	50,000	(7)	$2.93	1/2/2018	—	—	—	—

(1)	Of the unvested stock options, one third of the unvested stock options will vest on April 30, 2010, another third will vest on April 30, 2011 and the remaining third will vest on April 30, 2012.
(2)	Of the unvested stock options, one third of the unvested stock options will vest on January 22, 2010, another third will vest on January 22, 2011 and the remaining third will vest on January 22, 2012.
(3)	Of the unvested stock options, half of the unvested stock options will vest on July 24, 2010 and another half will vest on July 24, 2011.
(4)	Of the unvested stock options, half of the unvested stock options will vest on January 31, 2010 and another half will vest on January 31, 2011.
(5)	These unvested stock options will vest on April 13, 2010.
(6)	Of the unvested stock options, half of the unvested stock options will vest on October 1, 2010 and another half will vest on October 1, 2011.
(7)	Of the unvested stock options, half of the unvested stock options will vest on January 1, 2010 and another half will vest on January 1, 2011.

Outstanding Equity Awards Narrative Disclosure

Amended and Restated 2001 Incentive Plan

The purpose of the Amended and Restated 2001 Incentive Plan is: (i) to align our interests and recipients of options under the plan by increasing the proprietary interest of such recipients in our growth and success, and (ii) to advance our interests by providing additional incentives to officers, key employees and well-qualified non-employee directors and consultants who provide services to us, who are responsible for our management and growth, or otherwise contribute to the conduct and direction of its business, operations and affairs. The Compensation Committee of our board of directors administers our incentive plan, selects the persons to whom options are granted and fixes the terms of such options.

Under our original 2001 Incentive Plan, we reserved 572,082 shares. The plan was approved by our stockholders at our 2001 annual meeting. Our board of directors, with stockholder approval, has subsequently voted to amend and restate the plan on three occasions to increase the number of shares reserved for issuance thereunder, most recently at the July 2009 Annual Meeting whereby the number of shares reserved for issuance increased to 6,000,000. Options to purchase 3,662,133 shares of common stock are outstanding as of December 31, 2009 under the Amended and Restated 2001 Incentive Plan.

All options were issued under our Amended and Restated 2001 Incentive Plan. Options may be awarded during the ten-year term of the plan to our employees (including employees who are directors), or consultants who are not employees and our other affiliates. Our plan provides for the grant of options that qualify as incentive stock options, or Incentive Stock Options, under Section 422A of the Internal Revenue Code of 1986, as amended, and options which are not Incentive Stock Options, or Non-Statutory Stock Options, as well as restricted stock and other awards. Only our employees or employees of our subsidiaries may be granted Incentive Stock Options. Our affiliates or consultants or others as may be permitted by our board of directors, may be granted Non-Statutory Stock Options.

Directors are eligible to participate in our Amended and Restated 2001 Incentive Plan. The plan provides for an initial grant of an option to purchase up to 25,000 shares (prorated based on months to be served in the fiscal year in which they join) of common stock to each director upon first joining our board of directors and subsequent grants of options to purchase 25,000 shares upon each anniversary of such director’s appointment and an additional 15,000 option grant for serving as Lead Director. The board chairman is also granted 7,500 additional options. Such options are granted at an exercise price equal to the fair market value of the common stock on the grant date and immediately vest.

Options and warrants to purchase 7,548,624 shares of our common stock at prices ranging from $2.01 to $6.63 are outstanding at December 31, 2009. None of our options have been granted at less than the fair market value at the time of grant. Options issued during 2009 to employees and directors totaled 557,005 shares, at exercise prices ranging from $2.90 and $5.87.

On November 19, 2008, under delegated authority from the Compensation Committee of our Board of Directors, the Chairman of the Compensation Committee approved an amendment to our Plan to provide that all options outstanding immediately prior to a “Change in Control” of our company (as defined in the plan amendment) shall immediately become fully vested and exercisable.

Option Exercises and Stock Vested

The following information sets forth stock options exercised by the executive officers during the year ended December 31, 2009:

	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Mark A. Sirgo, Pharm.D.	—	—	—	—
James A. McNulty, CPA	—	—	—	—
Andrew L. Finn, Pharm.D.	—	—	—	—
Niraj Vasisht, Ph.D.	—	—	—	—
Charles E. Dadswell, Esq.	—	—	—	—

Pension Benefits

None of our employees participate in or have account balances in qualified or non-qualified defined benefit plans sponsored by us. Our Compensation Committee may elect to adopt qualified or non-qualified benefit plans in the future if it determines that doing so is in our company’s best interests.

Nonqualified Deferred Compensation

None of our employees participate in or have account balances in nonqualified defined contribution plans or other nonqualified deferred compensation plans maintained by us. Our Compensation Committee may elect to provide our officers and other employees with non-qualified defined contribution or other nonqualified deferred compensation benefits in the future if it determines that doing so is in our company’s best interests.

Potential Payments Under Severance/Change in Control Arrangements

This table sets forth potential payments payable to our current executive officers in the event of a termination of employment under various circumstances. For purposes of calculating the potential payments set forth in the table below, we have assumed that (i) the date of termination was December 31, 2009 and (ii) the stock price was $3.93, which was the closing market price of our common stock on December 31, 2009, the last business day of the 2009 fiscal year.

Name	If Company Terminates Executive Without Cause or Executive Resigns with Good Reason ($)		Termination Following a Change in Control without Cause or Executive Resigns with Good Reason ($)
Mark A. Sirgo, Pharm.D.
Cash Payment	$616,707	(1)	$1,219,503	(1)
Acceleration of Options	—		95,416	(2)

Total Cash and Benefits	$616,707		$1,314,919

James A. McNulty, CPA
Cash Payment	$448,272	(1)	$666,805	(1)
Acceleration of Options	—		57,529	(2)

Total Cash and Benefits	$448,272		$724,334

Andrew L. Finn, Pharm.D.
Cash Payment	$371,908	(1)	$555,508	(1)
Acceleration of Options	—		77,365	(2)

Total Cash and Benefits	$371,908		$632,873

Niraj Vasisht, Ph.D.
Cash Payment	$292,769	(1)	$435,494	(1)
Acceleration of Options	—		53,744	(2)

Total Cash and Benefits	$292,769		$489,238

Charles E. Dadswell, Esq.
Cash Payment	$100,000	(1)	—
Acceleration of Options	—		111,495	(2)

Total Cash and Benefits	$100,000		$111,495

(1)	Includes severance payment and accrued and unused vacation time as of December 31, 2009.
(2)

Determined by taking excess of the fair market value of our common stock on December 31, 2009, less the exercise price of each accelerated option. Pursuant to our Amended and Restated 2001 Incentive Plan, as amended, unvested options accelerate and vest upon a change of control.

Recommendation of the Board of Directors

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF JOHN J. SHEA AND MARK A. SIRGO, PHARM.D. TO SERVE IN CLASS II ON THE COMPANY’S BOARD OF DIRECTORS, TO HOLD OFFICE UNTIL THE 2013 ANNUAL MEETING OF STOCKHOLDERS OR UNTIL THEIR SUCCESSORS ARE ELECTED AND QUALIFIED OR UNTIL THEIR EARLIER RESIGNATION OR REMOVAL.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF THE

COMPANY’S INDEPENDENT AUDITORS FOR FISCAL 2010

On January 21, 2010, the Audit Committee of the Board of Directors appointed the firm of Cherry, Bekaert & Holland, L.L.P (“CBH”) to serve as the Company’s independent auditors for the Company’s fiscal year ended December 31, 2010.

The independent accountant’s report of CBH on the Company’s consolidated financial statements for the year ended December 31, 2009 contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

Audit Fees. The aggregate fees billed by CBH for professional services rendered for the audit of our annual financial statements, review of the financial information included in our Forms 10-Q for the respective periods and other required filings with the SEC for the year ended December 31, 2009 and 2008 totaled $143,818 and $155,745, respectively. The above amounts include interim procedures as audit fees as well as attendance at audit committee meetings.

Audit-Related Fees. The aggregate fees billed by CBH for audit-related fees for the years ended December 31, 2009 and 2008 were $23,204 and $11,539, respectively. Services were related to registration statement procedures, audit committee meetings, and other committee meeting attendance and expenses.

Tax Fees. The aggregate fees billed by CBH for professional services rendered for tax compliance, for the years ended December 31, 2009 and 2008 were $40,593 and $58,501, respectively. Services include 2007 and 2008 State and Federal tax returns, stock option and IRS section 382 tax research.

All Other Fees. None.

The Audit Committee of our Board of Directors has established its pre-approval policies and procedures, pursuant to which the Audit Committee approved the foregoing audit, tax and non-audit services provided by CBH in 2009. Consistent with the Audit Committee’s responsibility for engaging our independent auditors, all audit and permitted non-audit services require pre-approval by the Audit Committee. The full Audit Committee approves proposed services and fee estimates for these services. The Audit Committee chairperson has been designated by the Audit Committee to approve any audit-related services arising during the year that were not pre-approved by the Audit Committee. Any non-audit service must be approved by the full Audit Committee. Services approved by the Audit Committee chairperson are communicated to the full Audit Committee at its next regular meeting and the Audit Committee reviews services and fees for the fiscal year at each such meeting. Pursuant to these procedures, the Audit Committee approved the foregoing audit services provided by CBH.

Changes In and Disagreements With Accountants on Accounting and Financial Disclosure.

On June 5, 2008, Aidman, Piser & Company, P.A. (“Aidman Piser”) resigned as our independent registered public accounting firm. Effective May 1, 2008 Aidman Piser’s practice was acquired by CBH in a transaction pursuant to which Aidman Piser merged its operations into CBH and certain of the professional staff and partners of Aidman Piser joined CBH either as employees or partners of CBH and will continue to practice as members of CBH. On June 5, 2008, and concurrently with the resignation of Aidman Piser, we, through and with the approval of the Audit Committee of our Board of Directors, engaged CBH as its independent registered public accounting firm.

Prior to engaging CBH, we did not consult with CBH regarding the application of accounting principles to a specific completed or contemplated transaction or regarding the type of audit opinions that might be rendered by CBH on our financial statements, and CBH did not provide any written or oral advice that was an important factor considered by us in reaching a decision as to any such accounting, auditing or financial reporting issue.

The report of CBH regarding our financial statements for the fiscal year ended December 31, 2009 did not contain any adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles, except that substantial doubt was raised as to our ability to continue as a going concern. During the year ended December 31, 2009, there were no disagreements with CBH on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of CBH, would have caused it to make reference to such disagreement in its reports.

A representative of CBH is expected to attend the Meeting, will have the opportunity to make a statement should they desire to do so and to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE AUDIT COMMITTEE’S APPROVAL OF THE APPOINTMENT OF CHERRY BEKAERT & HOLLAND, L.L.P. AS THE COMPANY’S INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDED DECEMBER 31, 2010.

OTHER INFORMATION

Proxy Solicitation

All costs of solicitation of proxies will be borne by the Company. In addition to solicitation by mail, the Company’s officers and regular employees may solicit proxies personally or by telephone. The Company does not intend to utilize a paid solicitation agent.

Proxies

A stockholder may revoke his, her or its proxy at any time prior to its use by giving written notice to the Secretary of the Company, by executing a revised proxy at a later date or by attending the Meeting and voting in person. Proxies in the form enclosed, unless previously revoked, will be voted at the Meeting in accordance with the specifications made thereon or, in the absence of such specifications in accordance with the recommendations of the Company’s Board of Directors.

Securities Outstanding; Votes Required

As of the close of business on the Record Date there were 24,022,954 shares of Common Stock outstanding. As of the Record Date, no shares of Company preferred stock were issued or outstanding. Stockholders are entitled to one vote for each share of Common Stock owned. The affirmative vote of a majority of the shares of Common Stock present at the Meeting, in person or by proxy, is required for approval of the proposals. Shares of the Common Stock represented by executed proxies received by the Company will be counted for purposes of establishing a quorum at the Meeting, regardless of how or whether such shares are voted on any specific proposal.

Other Business

The Company’s Board of Directors knows of no other matter to be presented at the Meeting. If any additional matter should properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their judgment on any such matters.

Beneficial Ownership of Principal Stockholders, Officers and Directors

The following table sets forth, as of June 14, 2010, by: (i) each of our directors, (ii) all persons who, to our knowledge, are the beneficial owners of more than 5% of the outstanding shares of Common Stock, (iii) each of the executive officers, and (iv) all of our directors and executive officers, as a group. Each person named in this table has sole investment power and sole voting power with respect to the shares of Common Stock set forth opposite such person’s name, except as otherwise indicated. Unless otherwise indicated, the address for each person listed below is in care of BioDelivery Sciences International, Inc., 801 Corporate Center Drive, Suite #210, Raleigh, North Carolina 27607.

Name and Address of Beneficial Owner	Number of Shares of Common Stock Owned (1)	Percentage of Class as of June 14, 2010
Hopkins Capital Group II, LLC (2)	3,527,052	14.53%
Francis E. O’Donnell, Jr., M.D. (3)	3,925,718	16.03%
CDC IV, LLC (4)	2,505,120	9.44%
Mark A. Sirgo, Pharm.D. (5)	1,560,697	6.30%
James A. McNulty (6)	316,035	1.30%
Andrew L. Finn, Pharm.D. (7)	1,017,046	4.19%
William B. Stone (8)	355,000	1.46%
John J. Shea (9)	260,000	1.07%
William S. Poole (1 0)	203,190	*
All Directors and Officers as a group (7 persons)	7,637,686	28.82%

*	Less than 1%
(1)	Based on 24,022,954 shares of common stock outstanding as of June 14, 2010.
(2)

Includes 400,402 shares of our common stock which were converted from Series B Convertible Preferred Stock in January 2007. Includes a warrant held in the name of Hopkins Capital Group II, LLC to purchase 251,562 shares of our common stock with an exercise price of $5.55, which warrant was acquired September 2007. The address for Hopkins Capital Group II, LLC is 324 S Hyde Park, Suite 350, Tampa, FL 33609.

(3)

Dr. O’Donnell is our Chairman of the Board and a Director. Includes the shares and warrant owned by Hopkins Capital Group II, LLC, as to which Dr. O’Donnell disclaims beneficial interest (see Note 2). Excludes 167,500 shares owned by The Francis E. O’Donnell, Jr. Irrevocable Trust #1, of which Dr. O’Donnell’s sister, Kathleen O’Donnell, is trustee, and as to which Dr. O’Donnell disclaims beneficial interest. Includes 21,400 shares owned by The Jonnie R. Williams Trust, of which Dr. O’Donnell is trustee, and as to which Dr. O’Donnell disclaims beneficial interest of. The remaining 4,577 shares of common stock are owned by Dr. O’Donnell’s sister. In addition, this number includes 157,689 shares owned personally by Dr. O’Donnell and options to purchase 215,000 shares of our common stock, all of which is currently exercisable. Dr. O’Donnell’s address is 865 Longboat Club Road, Longboat Key FL 34228.

(4)	Includes an aggregate of 2,505,120 shares of common stock underlying warrants held by CDC, IV, LLC. The address for CDC IV, LLC is 47 Hullfish Street, Suite 310, Princeton, NJ. 08542.
(5)

Includes 822,647 shares owned by Dr. Sirgo, our President and Chief Executive Officer. Includes options to purchase 738,050 shares of common stock, all of which are currently exercisable. Excludes options to purchase 296,879 shares of common stock which are not currently exercisable. Dr. Sirgo’s address is 1203 Clematis Street, Knightdale, North Carolina 27545.

(6)

Mr. McNulty is our Chief Financial Officer, Secretary and Treasurer. Includes 43,159 shares owned by Mr. McNulty. Includes options to purchase 272,876 shares of our common stock, all of which are currently exercisable. Includes 2,288 shares owned by his wife, as to which he disclaims beneficial interest of. Excludes options to purchase 179,397 shares of common stock which are not currently exercisable. Mr. McNulty’s address is 4419 W. Sevilla Street, Tampa, FL 33629.

(7)

Dr. Finn is our Executive Vice President of Clinical Development and Regulatory Affairs. Includes 766,413 shares owned by Dr. Finn. Includes options to purchase 250,633 shares of common stock, all of which are currently exercisable. Excludes options to purchase 89,114 shares of common stock which are not currently exercisable. Dr. Finn’s address is 3104 Raymond Street, Raleigh, NC 27607.

(8)

Mr. Stone is a Director. Includes 35,000 shares owned and options to purchase 320,000 shares of our common stock, all of which are currently exercisable. Mr. Stone’s address is 11120 Geyer Downs Lane, Frontenac MO 63131.

(9)

Mr. Shea is a Director. Includes 26,300 shares owned and options to purchase 233,700 shares of our common stock, all of which are currently exercisable. Mr. Shea’s address is 290 Wax Myrtle Trail, Southern Shores, NC 27949.

(1 0 )

Mr. Poole is a Director. Includes 8,190 shares owned and options to purchase 195,000 shares of our common stock, all of which are currently exercisable. Mr. Poole’s address is 7813 Hardwick Drive, Raleigh, NC 27615.

Certain Relationships and Related Transactions

As of December 31, 2001, our Board of Directors appointed an audit committee consisting of independent directors. This committee, among other duties, is charged to review, and if appropriate, ratify all agreements and transactions which had been entered into with related parties, as well as review and ratify all future related party transactions. The audit committee and/or our independent directors independently reviewed, ratified and/or approved, as the case may be, the agreements described below. From time to time, after compliance with our internal policies and procedures, we have entered into related party contracts, some of which were amended subsequently in accordance with the same policies and procedures.

The following is a listing of our related party transactions:

HCG II, Accentia and affiliates

We also have several business relationships with Accentia and its affiliates. Hopkins Capital Group II, LLC, or HCG II, which is controlled by Dr. Frank O’Donnell, Jr., our Chairman of the Board and which owns a significant percentage of our common stock as of the date of this Report, is a significant stockholder of Accentia. In addition, Dr. O’Donnell is also the Chairman and CEO of Accentia and of Biovest International, Inc. (Pink Sheets:BVTI.PK), a subsidiary of Accentia. In addition, William S. Poole, a director of our company, is also a director of Accentia. Also, James A. McNulty, our Secretary, Treasurer and CFO, is also Secretary and Treasurer of Accentia and Chief Financial Officer of HCG II.

On November 10, 2008, Accentia and its subsidiaries, including Biovest International, Inc. filed voluntary petitions to reorganize under Chapter 11 of the United States Bankruptcy Code. As such, readers are advised that projects which we are working on with Accentia may not progress in the future and that we may not receive royalty payments which we are due from Accentia.

Amphotericin B License. On April 12, 2004, we licensed a topical formulation of our encochleated Amphotericin B to Accentia. Accentia is commercializing technology licensed from the Mayo Foundation for Medical Education and Research for the treatment of CRS and asthma on a worldwide basis. Under our license agreement with Accentia as originally entered into, Accentia was to pay us a running royalty of 12-14% on net sales in the U.S. of its CRS products and other products in the designated field. On September 8, 2004, we entered into a definitive Asset Purchase Agreement with Accentia pursuant to which we sold to Accentia an asset consisting of a royalty revenue stream in consideration of a one-time, irrevocable cash payment of $2.5 million. The royalty revenue stream sold was a fifty percent (50%) interest in the future royalties earnable by us on sales by Accentia for products utilizing our topical formulation of our encochleated Amphotericin B for the treatment of CRS, thus effectively reducing our royalty on the sales of such CRS products by 50%. We agreed with Accentia, however, that the future royalty stream sold shall not include royalty payments that are payable by Accentia based on the sale of encochleated products exclusively intended to treat asthma, and the rights to such royalty payments, as originally set forth in the license agreement, shall remain with us. The license agreement was amended with three separate letter amendments in March, April and June 2005, respectively, to make certain clarifications. Accentia is responsible for all expenses related to the development of an encochleated BioNasal® Amphotericin B for the indication of CRS and asthma on a worldwide basis, including expenses associated with, and the actual provision of, supplies, the submission of an IND and clinical trials. We shall retain world-wide rights to the oral and intravenous formulations of encochleated Amphotericin B.

Arius/TEAMM Distribution Agreement. On March 12, 2004, our Arius subsidiary (then a separate company) entered into a Distribution Agreement pursuant to which it granted exclusive marketing and sales rights in the United States to TEAMM Pharmaceuticals, Inc. with respect to the Emezine® product for the treatment of nausea and vomiting. TEAMM was renamed Accentia Pharmaceuticals, Inc. in 2007 and is a wholly-owned subsidiary of Accentia. As part of this agreement, TEAMM agreed to pay for the development costs of Emezine® We received development cost reimbursements of $1.0 million in 2004 from Accentia in connection with this agreement and an additional $300,000 in 2005 upon the acceptance of the Emezine® NDA for filing. On December 17 2008, in conjunction with the Reckitt Benckiser Healthcare (UK) Limited (“Reckitt”) termination of the Emezine® agreement, the Arius TEAMM Distribution Agreement was terminated.

Emezine® Settlement Agreement. On December 30, 2009, we entered into a Settlement Agreement with Accentia, Arius and TEAMM. The purpose of such agreement was to memorialize the terms and conditions of a settlement between us and Accentia of claims by TEAMM relating to the Distribution Agreement between Arius and TEAMM. At the time the Distribution Agreement was entered into, Arius was not affiliated with us. Arius was acquired by us in August 2004. We do not believe that Accentia’s claims have merit, but we also believe that the alternative of a protracted dispute would be distracting, time consuming and costly at a time when we are focusing our efforts on the commercial launch of ONSOLIS®, our first approved product, and on the development of our product pipeline including BEMA® Buprenorphine. As such, we have elected to enter into the Agreement.

The Agreement provides that we and Accentia mutually release all claims that either may have against each other and, in connection therewith, we will (a) pay $2.5 million to Accentia (paid to escrow in February 2010) and (b) grant the following royalty rights (the “Product Rights”) to Accentia with respect to our BEMA® Granisetron product candidate (“BEMA® Granisetron”) (or in the event it is not BEMA® Granisetron, our third product candidate (excluding BEMA® Buprenorphine) as to which we file an NDA, which, together with BEMA® Granisetron, shall be referred to hereinafter as the “Product”): (i) 70/30 split between our company and Accentia, respectively) of royalty received if a third party sells the Product and 85/15 split on net sales if we sell the Product; and (ii) we will, from the sale of the Product, fully recover amounts equal to (1) all internal and external worldwide development costs of the Product (“Costs”) plus interest (measured on weighted average prime interest rate from first dollar spent until Product launch) and (2) the $2.5 Million Payment plus interest (measured on weighted average prime interest rate from the time of payment until Product launch) before Accentia begins to receive its split as described in (b) (i) above. In addition, pursuant to the Agreement, we have received a warrant to purchase 2 million shares of Accentia’s majority-owned subsidiary, Biovest, from Accentia, with a strike price equal to 120% of the closing bid price of Biovest’s common stock as of the date the Bankruptcy Court enters a final order authorizing Accentia to carry out the Agreement, with the issuance of the Warrant to occur upon the $2.5 Million Payment by us. The Warrant will be exercisable immediately and for a period of seven 7 years from the date of issuance. During the initial two 2 year exercise period, any exercise of the Warrant by us will be subject to approval by Biovest.

Other

On July 19, 2002, we issued Ellenoff Grossman & Schole LLP, our outside legal counsel, 25,000 options to purchase shares of our common stock at $7.00 per share. On December 30, 2003, we issued Ellenoff Grossman & Schole LLP 19,607 options to purchase shares of our common stock at $2.55 per share. In 2004, we issued Ellenoff Grossman & Schole LLP 44,509 shares of our common stock as compensation for services rendered. Ellenoff Grossman & Schole LLP is also counsel to our subsidiary, Bioral Nutrient Delivery, LLC. During 2003, Bioral Nutrient Delivery, LLC issued 37,500 Class B Shares of BND to Ellenoff Grossman & Schole LLP. These Class B Shares were issued at the inception of Bioral Nutrient Delivery, LLC at nominal value.

As a matter of corporate governance policy, we have not and will not make loans to officers or loan guarantees available to “promoters” as that term is commonly understood by the SEC and state securities authorities.

We believe that the terms of the above transactions with affiliates were as favorable to us or our affiliates as those generally available from unaffiliated third parties. At the time of certain of the above referenced transactions, we did not have sufficient disinterested directors to ratify or approve the transactions; however, the present board of directors includes three independent directors which constitute a majority as required by

NASDAQ Stock Market rules. We believe that William B. Stone, John J. Shea and William S. Poole qualify as independent directors for NASDAQ Stock Market purposes. All future transactions between us and our officers, directors or five percent stockholders, and respective affiliates will be on terms no less favorable than could be obtained from unaffiliated third parties and will be approved by a majority of our independent directors who do not have an interest in the transactions and who had access, at our expense, to our legal counsel or independent legal counsel. To the best of our knowledge, other than as set forth above, there were no material transactions, or series of similar transactions, or any currently proposed transactions, or series of similar transactions, to which we were or are to be a party, in which the amount involved exceeds $120,000, and in which any director, director nominee or executive officer or any security holder who is known by us to own of record or beneficially more than 5% of any class of our common stock, or any member of the immediate family of any of the foregoing persons, has an interest.

Deadline for Submission of Stockholder Proposals for 2010 Annual Meeting of Stockholders

Stockholders may present proposals for inclusion in the Proxy Statement for the 2010 Annual Meeting of Stockholders provided that such proposals are received by the Secretary of the Company in accordance with the time schedules set forth in, and otherwise in compliance with, applicable SEC regulations, and the bylaws of the Company, as applicable. Proposals submitted not in accordance with such regulations will be deemed untimely or otherwise deficient; however, the Company will have discretionary authority to include such proposals in the 2010 Proxy Statement.

Stockholder Communications

Stockholders wishing to communicate with the Board of Directors may direct such communications to the Board of Directors c/o the Company, Attn: James A. McNulty. Mr. McNulty will present a summary of all stockholder communications to the Board of Directors at subsequent Board of Directors meetings. The directors will have the opportunity to review the actual communications at their discretion.

Additional Information

Accompanying this Proxy Statement is a copy of the Company’s 2010 Annual Report to Stockholders, which includes the Company’s Annual Report on Form 10-K for the year ended December 31, 2009. Such Report constitutes the Company’s Annual Report to its Stockholders for purposes of Rule 14a-3 under the Securities Exchange Act of 1934. Such Report includes the Company’s audited financial statements for the 2009 fiscal year and certain other financial information, which is incorporated by reference herein. The Company is subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information are available on the SEC’s website at www.sec.gov. Stockholders who have questions in regard to any aspect of the matters discussed in this Proxy Statement should contact James McNulty, Chief Financial Officer of the Company, at (813) 864-2562.

Proxy

BioDelivery Sciences International, Inc.

801 Corporate Center Drive, Suite #210

Raleigh, North Carolina 27607

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

THE UNDERSIGNED HEREBY APPOINTS MARK A. SIRGO AND JAMES A. MCNULTY, AND EACH OF THEM, AS PROXIES OF THE UNDERSIGNED, WITH FULL POWER OF SUBSTITUTION, TO VOTE ALL THE SHARES OF COMMON STOCK OF BIODELIVERY SCIENCES INTERNATIONAL, INC. HELD OF RECORD BY THE UNDERSIGNED ON JUNE 14, 2010, AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON THURSDAY, JULY 22, 2010, OR ANY ADJOURNMENT THEREOF.

1. Reelection of John J. Shea and Mark A. Sirgo as Class II Directors, to hold office until the 2013 annual meeting of stockholders or their successors are elected and qualified or until their earlier resignation or removal.

[    ] FOR THE NOMINEES

[    ] WITHHOLD AUTHORITY FOR THE NOMINEES

[    ] FOR ALL EXCEPT (see instructions)

[ ] John J. Shea	[ ] Mark A. Sirgo

Instructions: to withhold authority for any individual nominee, mark “FOR ALL EXCEPT” and fill in the circle next to the nominee you wish to withhold for.

2. To ratify the appointment by the Audit Committee of the Company’s Board of Directors of Cherry, Bekaert & Holland, L.L.P as the Company’s independent auditors for the fiscal year ending December 31, 2010 (Proposal 1); and

3. In their discretion, upon the transaction of any other matters which may properly come before the meeting or any adjournment thereof.

[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

The shares represented by this proxy, when properly executed, will be voted as specified by the undersigned shareholder(s). If this card contains no specific voting instructions, the shares will be voted FOR each of the proposals described on this card.

Signature of Stockholder(s)

Date

Please sign exactly as the name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign the corporate name by the president or other authorized officer. If a partnership, please sign in the partnership name by an authorized person.

VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.